EXHIBIT 2










                     CONTRIBUTION AGREEMENT

                              AMONG

              JAMES RIVER CORPORATION OF VIRGINIA,

                JAMES RIVER PAPER COMPANY, INC.,

                       CROWN VANTAGE INC.

                               AND

                         CROWN PAPER CO.








                   Dated as of August 15, 1995

                        TABLE OF CONTENTS


                            ARTICLE I
                           DEFINITIONS


     1.1  Definitions. . . . . . . . . . . . . . . . . . . . .  3

                           ARTICLE II
              CONTRIBUTIONS AND TRANSFERS TO NEWCO

     2.1  Contribution and Transfer of Assets. . . . . . . . . 13
     2.2  Excluded Assets. . . . . . . . . . . . . . . . . . . 16
     2.3  Assumed Liabilities. . . . . . . . . . . . . . . . . 16
     2.4  Additional Payments. . . . . . . . . . . . . . . . . 19

                           ARTICLE III
     CERTAIN EVENTS OCCURRING BEFORE THE SPINOFF RECORD DATE

     3.1  Reorganization . . . . . . . . . . . . . . . . . . . 20
     3.2  Senior Bank Debt . . . . . . . . . . . . . . . . . . 20
     3.3  Registration of the Newco High Yield Debt and
          Consummation of the High Yield Debt Offering . . . . 21
     3.4  Application of Debt Proceeds . . . . . . . . . . . . 21
     3.5  Recapitalization of Newco Holdings . . . . . . . . . 21
     3.6  Registration of the Newco Holdings Common Shares . . 22
     3.7  Declaration by Board of Directors of James River
          of Spinoff Record Date . . . . . . . . . . . . . . . 22
     3.8  Election of Officers and Directors of Newco
          Holdings and Newco.. . . . . . . . . . . . . . . . . 23

                           ARTICLE IV
                             SPINOFF

     4.1  Spinoff. . . . . . . . . . . . . . . . . . . . . . . 23

                            ARTICLE V
                       RELATED AGREEMENTS

     5.1  Related Agreements . . . . . . . . . . . . . . . . . 24

                           ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF JAMES RIVER

     6.1  Organization; Qualification. . . . . . . . . . . . . 26
     6.2  Organization of JR U.K. Holdings; Ownership and
          Validity of Shares . . . . . . . . . . . . . . . . . 26
     6.3  Organization of JR N.H. Electric; Ownership and
          Validity of Shares . . . . . . . . . . . . . . . . . 27
     6.4  Organization of Berlin Mills Railway; Ownership
          and Validity of Shares . . . . . . . . . . . . . . . 27
     6.5  Ownership of Stock of Subsidiaries by JR U.K.
          Holdings.. . . . . . . . . . . . . . . . . . . . . . 28
     6.6  Authority Relative to this Agreement and the
          Related Agreements . . . . . . . . . . . . . . . . . 28
     6.7  Consents and Approvals . . . . . . . . . . . . . . . 29
     6.8  Non-Contravention. . . . . . . . . . . . . . . . . . 29
     6.9  Compliance with Laws . . . . . . . . . . . . . . . . 29
     6.10 Environmental Matters. . . . . . . . . . . . . . . . 30
     6.11 Licenses and Permits . . . . . . . . . . . . . . . . 30
     6.12 Financial Statements . . . . . . . . . . . . . . . . 31
     6.13 Litigation . . . . . . . . . . . . . . . . . . . . . 31
     6.14 Title to Properties. . . . . . . . . . . . . . . . . 31
     6.15 Leases . . . . . . . . . . . . . . . . . . . . . . . 32
     6.16 Newco Intellectual Property. . . . . . . . . . . . . 32
     6.17 Material Contracts . . . . . . . . . . . . . . . . . 33
     6.18 Labor Matters. . . . . . . . . . . . . . . . . . . . 33
     6.19 Employee Benefit Plans . . . . . . . . . . . . . . . 34
     6.20 Conduct of Business and Management of Assets since
          Date of June Financial Statements. . . . . . . . . . 35
     6.21 Finders. . . . . . . . . . . . . . . . . . . . . . . 36
     6.22 Sufficiency of Assets. . . . . . . . . . . . . . . . 37
     6.23 Undisclosed Liabilities. . . . . . . . . . . . . . . 37
     6.24 Insurance. . . . . . . . . . . . . . . . . . . . . . 37

                           ARTICLE VII
   REPRESENTATIONS AND WARRANTIES OF NEWCO HOLDINGS AND NEWCO

     7.1  Organization; Qualification. . . . . . . . . . . . . 37
     7.2  Authority Relative to this Agreement and the
          Related Agreements . . . . . . . . . . . . . . . . . 38
     7.3  Non-Contravention. . . . . . . . . . . . . . . . . . 38

                          ARTICLE VIII
                      ADDITIONAL AGREEMENTS

     8.1  Conduct of Business and Management of Assets . . . . 38
     8.2  Forbearances by James River, Newco Holdings, Newco
          and the JR U.K. Group. . . . . . . . . . . . . . . . 39
     8.3  Taxes and Recording Fees . . . . . . . . . . . . . . 40
     8.4  Mail Received After Spinoff. . . . . . . . . . . . . 41
     8.5  Retention of Books and Records . . . . . . . . . . . 41
     8.6  Expenses . . . . . . . . . . . . . . . . . . . . . . 42
     8.7  Confidentiality. . . . . . . . . . . . . . . . . . . 42
     8.8  Public Announcements . . . . . . . . . . . . . . . . 43
     8.9  Efforts to Consummate. . . . . . . . . . . . . . . . 43
     8.10 Further Assurances . . . . . . . . . . . . . . . . . 43
     8.11 Use of James River Name. . . . . . . . . . . . . . . 44
     8.12 Instruments of Conveyance and Transfer, etc. . . . . 45
     8.13 Assignment of Contracts, Rights, etc.. . . . . . . . 45
     8.14 ESOP Sale. . . . . . . . . . . . . . . . . . . . . . 46
     8.15 Insurance for Newco Assets and Newco Business
          after Paper Contribution Date. . . . . . . . . . . . 46
     8.16 No Solicitation of Employees.. . . . . . . . . . . . 46
     8.17 Distribution to James River of Cash in JR U.K.
          Holdings and its Subsidiaries.   . . . . . . . . . . 47
     8.18 Local Bank Accounts. . . . . . . . . . . . . . . . . 48
     8.19 Parchmentizing Business. . . . . . . . . . . . . . . 48

                           ARTICLE IX
                      ENVIRONMENTAL MATTERS

     9.1  ISRA Obligations and Liabilities.. . . . . . . . . . 49
     9.2  Expenditures for Environmental Investigation and
          Compliance.. . . . . . . . . . . . . . . . . . . . . 53

                              ARTICLE X
              EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

     10.1   Newco Employees. . . . . . . . . . . . . . . . . . 54
     10.2   Salaried Employee Employment and Employee
            Benefits . . . . . . . . . . . . . . . . . . . . . 56
     10.3   Hourly Employee Employment and Employee Benefits . 57
     10.4   Assumption of Liabilities. . . . . . . . . . . . . 57
     10.5   Collective Bargaining Agreements . . . . . . . . . 58
     10.6   Pension Plans for Hourly Newco Employees . . . . . 58
     10.7   Pension Plan for Salaried Newco Employees. . . . . 65
     10.8   ESOP . . . . . . . . . . . . . . . . . . . . . . . 69
     10.9   Stock Option and Deferred Stock Plans. . . . . . . 70
     10.10  Worker's Compensation. . . . . . . . . . . . . . . 72
     10.11  Welfare Benefit Plans. . . . . . . . . . . . . . . 72
     10.12  Profit Sharing and Performance Productivity
            Plans. . . . . . . . . . . . . . . . . . . . . . . 75
     10.13  Nonqualified Plans . . . . . . . . . . . . . . . . 76
     10.14  Vacation Pay . . . . . . . . . . . . . . . . . . . 77
     10.15  Administration . . . . . . . . . . . . . . . . . . 77
     10.16  Indemnity. . . . . . . . . . . . . . . . . . . . . 77


                           ARTICLE XI
                          CROSS-LICENSE

     11.1 Cross-License. . . . . . . . . . . . . . . . . . . . 78

                           ARTICLE XII
      CONDITIONS TO OBLIGATIONS OF NEWCO HOLDINGS AND NEWCO

     12.1  Representations and Warranties. . . . . . . . . . . 85
     12.2  Performance of this Agreement.. . . . . . . . . . . 85
     12.3  Proceedings.. . . . . . . . . . . . . . . . . . . . 85
     12.4  Consents and Approvals. . . . . . . . . . . . . . . 86
     12.5  Injunction, Litigation, etc.. . . . . . . . . . . . 86
     12.6  Legislation.. . . . . . . . . . . . . . . . . . . . 86
     12.7  Opinion of Counsel for James River. . . . . . . . . 86
     12.8  Consummation of Article III Transactions. . . . . . 86
     12.9  Financing.. . . . . . . . . . . . . . . . . . . . . 86
     12.10 Receipt of a Solvency Opinion By Newco
           Holdings Board of Directors.. . . . . . . . . . . . 86


                          ARTICLE XIII
 CONDITIONS TO OBLIGATIONS OF JAMES RIVER AND JAMES RIVER PAPER

     13.1 Representations and Warranties . . . . . . . . . . . 87
     13.2 Performance of this Agreement. . . . . . . . . . . . 87
     13.3 Proceedings. . . . . . . . . . . . . . . . . . . . . 87
     13.4 Consents and Approvals . . . . . . . . . . . . . . . 87
     13.5 Injunction, Litigation, etc. . . . . . . . . . . . . 87
     13.6 Legislation. . . . . . . . . . . . . . . . . . . . . 88
     13.7 Financing. . . . . . . . . . . . . . . . . . . . . . 88
     13.8 Consummation of Article III Transactions . . . . . . 88
     13.9 Receipt of a Solvency Opinion By Newco Holdings
          Board of Directors . . . . . . . . . . . . . . . . . 88


                           ARTICLE XIV
          DELIVERIES, ETC., IN CONNECTION WITH SPINOFF

     14.1 Effectiveness of Spinoff . . . . . . . . . . . . . . 88
     14.2 Deliveries by James River. . . . . . . . . . . . . . 88
     14.3 Deliveries by Newco Holdings and Newco . . . . . . . 89
     14.4 Deliveries of Related Agreements . . . . . . . . . . 90

                           ARTICLE XV
                         INDEMNIFICATION


     15.1 Survival; Remedy for Breach. . . . . . . . . . . . . 90
     15.2 Indemnification by James River . . . . . . . . . . . 90
     15.3 Indemnification by Newco Holdings. . . . . . . . . . 91
     15.4 Definition of Loss . . . . . . . . . . . . . . . . . 92
     15.5 Third Party Claims . . . . . . . . . . . . . . . . . 92
     15.6 Subrogation Rights; No Duplication . . . . . . . . . 94
     15.7 Priority of Payment. . . . . . . . . . . . . . . . . 94

                           ARTICLE XVI
                TERMINATION, AMENDMENT AND WAIVER

     16.1 Termination. . . . . . . . . . . . . . . . . . . . . 94
     16.2 Effect of Termination. . . . . . . . . . . . . . . . 95
     16.3 Amendment. . . . . . . . . . . . . . . . . . . . . . 95
     16.4 Extension; Waiver. . . . . . . . . . . . . . . . . . 95

                          ARTICLE XVII
                        UNWIND PROVISIONS

     17.1 Events Triggering Unwind.. . . . . . . . . . . . . . 96
     17.2 Rights and Obligations with respect to the Call. . . 96
     17.3 Unwind of Transactions Contemplated Hereby . . . . . 96
     17.4 Unwind Further Assurances. . . . . . . . . . . . . . 98
     17.5 Indemnification. . . . . . . . . . . . . . . . . . . 98

                          ARTICLE XVIII
                       GENERAL PROVISIONS

     18.1 Notices. . . . . . . . . . . . . . . . . . . . . . . 99
     18.2 Interpretation . . . . . . . . . . . . . . . . . . .100
     18.3 Counterparts . . . . . . . . . . . . . . . . . . . .100
     18.4 Miscellaneous. . . . . . . . . . . . . . . . . . . .100

Exhibits:

     A    -    Form of Transition Services Agreement
     B    -    Form of Information Technology Transition Services
               Agreement
     C    -    Form of Assignment and Assumption Agreement
     D    -    Form of Tax Agreement
     E    -    Form of Cottonwood Pedigreed Plant Material
               Sharing Agreement
     F    -    Form of Berlin Product Supply Agreement
     G    -    Form of St. Francisville Product Supply Agreement
               (Consumer Products Business)
     H    -    Form of St. Francisville Product Supply Agreement
               (Packaging Business)
     I    -    Form of Offices Sharing Agreement
     J    -    Form of Pulp Technology Services Agreement
     K    -    Form of Pulp Sales Transition Agreement
     L    -    Form of Pulp Purchase Agreement
     M    -    Form of Environmental Services Agreement
     N    -    Form of Parchment/Kalamazoo Landfill Agreement
     O    -    Form of Technical Services Agreement
     P    -    Form of Allocation Agreement (relating to
               Parchment/Kalamazoo Superfund)
     Q    -    Form of Packaging Papers Supply Agreement
     R    -    Form of Naheola Product Supply Agreement
     S    -    Form of Equipment Removal Agreement
     T    -    Form of Confidentiality Agreement
     U    -    Form of Pension Funding Agreement
     V    -    Form of St. Francisville Wood Chip Supply
               Agreement
     W    -    Form of St. Francisville Roundwood Supply and
               Cutting Rights Agreement
     X    -    Form of Northeast Roundwood Supply Agreement
     Y    -    Form of Guaranty Support Agreement
     Z    -    Form of Eureka Trademark Agreement
     AA   -    Form of KVP Parchment Lease
     BB   -    Form of KVP Parchment Agreement
     CC   -    Patapar Trademark License Agreement
     DD   -    Curtis Fine Papers Division Sales and Warehousing
               Agreement
     EE   -    Form of Employment Agreement
     FF   -    Form of Opinion of McGuire, Woods, Battle &
               Boothe, L.L.P.

Schedules:

     1.1-A          -    Leased Premises
     1.1-B          -    Plant Sites
     1.1-C          -    Reimbursable Advances
     2.1(a)(i)      -    Paper Real Property
     2.1(a)(xii)    -    Prepaid Expenses and Deferred Charges
     2.1(b)(i)(A)   -    Timber Real Property
     2.1(b)(i)(A-1) -    Timber Leases
     2.2(e)         -    Excluded Personal Property
     2.2(f)         -    Excluded Technology
     2.2(g)         -    Excluded Real Property
     2.3(a)(vii)    -    Certain Assumed Environmental
                         Liabilities and Obligations
     2.3(a)(ix)     -    Certain Long-Term Liabilities to be
                         Assumed
     3.9(i)         -    List of Officers of Newco Holdings and
                         Newco
     3.9(ii)        -    List of Directors of Newco Holdings and
                         Newco
     6.7            -    James River Required Consents and
                         Approvals
     6.8            -    James River Defaults Caused by
                         Consummation of Transactions
     6.9            -    Noncompliance with Laws
     6.10           -    Environmental Permits Not Obtained
     6.11           -    Material Licenses and Permits
     6.12           -    December and June Financial Statements
     6.13           -    James River Litigation
     6.15           -    Certain Leases
     6.16           -    Filed and Non-Filed Intellectual
                         Property
     6.17           -    Material Contracts
     6.18           -    Labor Agreements
     6.19           -    Employee Benefit Plans
     6.23           -    Persons Deemed to Have Knowledge of
                         Undisclosed Liabilities
     10.6(a)        -    Transferred Hourly Plans
     10.9           -    James River Option Plans
     10.13          -    James River Nonqualified Plans
     11.1(c)        -    Field of Use Limitations
     11.1(c)(i)     -    James River Covered Licenses
     11.1(d)(i)     -    Industrial Property to which Cross-
                         License to Newco Extends
     11.1(d)(ii)    -    Industrial Property to which Cross
                         License to James River Extends
     11.1(j)(i)     -    James River Licensed Marks to Newco
     11.1(j)(ii)    -    Newco Licensed Marks to James River

                        CONTRIBUTION AGREEMENT


     This CONTRIBUTION AGREEMENT (the "Agreement"), dated as of August 15, 1995, is made among JAMES RIVER CORPORATION OF VIRGINIA, a Virginia corporation ("James River"), JAMES RIVER PAPER COMPANY, INC., a Virginia corporation ("James River Paper"), CROWN VANTAGE INC., a Virginia corporation ("Newco Holdings"), and CROWN PAPER CO., a Virginia corporation ("Newco").

                            RECITALS

     A. As of the date hereof: (i) James River is the holder of all of the issued and outstanding shares of capital stock of James River Paper; (ii) James River Paper is the holder of one share of common stock of Newco (which constitutes all of the issued and outstanding shares of capital stock of Newco); and
(iii) James River is the holder of one share of common stock of Newco Holdings (which constitutes all of the issued and outstanding shares of capital stock of Newco Holdings).
     B. Pursuant to the terms and subject to the conditions of this Agreement, James River Paper desires to recapitalize Newco, and James River Paper desires to contribute, or to cause the contribution of, the Paper Assets (as hereinafter defined) to Newco on the Paper Contribution Date (as hereinafter defined) for additional shares of common stock of Newco to be issued to James River Paper pursuant to such recapitalization.
     C. Pursuant to the terms and subject to the conditions of this Agreement, after the Paper Contribution Date, but before the Timber Transfer Date (as hereinafter defined): (i) James River desires to cause James River Paper to distribute all of the issued and outstanding shares of capital stock of Newco to James River as a dividend (the "Reorganization"); (ii) Newco wishes, after the Reorganization, to obtain the Senior Bank Debt and to issue the Newco High Yield Debt (each as hereinafter defined) and to use the respective proceeds therefrom to pay expenses of the transactions contemplated by this Agreement, to pay an amount to James River in respect of the cash and cash equivalents held by JR U.K. Holdings and its Subsidiaries (each as hereinafter defined) as of the U.K. Stock Transfer Date (as hereinafter defined), to repay certain Intercompany Loans (as hereinafter defined), to fund all or part of the purchase of the U.K. Stock (as hereinafter defined) and to make a distribution to James River; and (iii) before the purchase of the U.K Stock, but after the other actions described in clause (ii) above, James River desires to recapitalize Newco Holdings and, pursuant to such recapitalization, to transfer to Newco Holdings all of the issued and outstanding shares of capital stock of Newco in exchange for Newco Holdings' issuance to James River of additional Newco Holdings Common Shares (as hereinafter defined).
     D. James River desires to cause JRTC (as hereinafter defined) to transfer the Timber Assets (as hereinafter defined) to Newco Holdings or the designee of Newco Holdings (the "First Designee") or the designee of the First Designee (the "Second Designee") on the Timber Transfer Date in accordance with the Timber Transfer Agreement.
     E. In accordance with the U.K. Stock Transfer Agreement, on the U.K. Stock Transfer Date, James River desires to cause JRIH (as hereinafter defined) to transfer (i) to Newco Holdings or its designee, ninety-six (96) shares of the entire issued share capital of JR U.K. Holdings (the "U.K. Stock") and (ii) to Newco, the balance of the U.K. Stock on Newco's own behalf.
     F. As more specifically described herein, before the Spinoff Record Date (as hereinafter defined), James River, Newco Holdings and Newco desire to cooperate with each other to:
               (i)   negotiate and obtain the Senior Bank Debt;
               (ii) register the Newco High Yield Debt under the Securities Act (as hereinafter defined) and applicable state securities laws; and
               (iii) consummate a public offering registered under the Securities Act with respect to the Newco High Yield Debt (the "High Yield Debt Offering").
     G. On the Spinoff Date, James River desires to distribute (the "Spinoff") all of the issued and outstanding shares of capital stock of Newco Holdings to James River's shareholders of record as of the Spinoff Record Date in the form of a dividend in the ratio (the "Exchange Ratio") of one (1) Newco Holdings Common Share to each ten (10) James River Common Shares held by each such shareholder as of such date. James River desires to engage an independent agent (the "Independent Agent") to aggregate and sell any fractional shares created by the application of the Exchange Ratio and to pay cash in respect of any such fractional shares to shareholders who would otherwise receive fractional shares.
     H. As soon as practicable after the Spinoff, (i) Newco Holdings desires to sell (the "ESOP Sale") to Newco Holdings' ESOP (as hereinafter defined), and Newco Holdings' ESOP desires to purchase from Newco Holdings, for $10,000,000 cash, Newco Holdings Common Shares, and (ii) Newco Holdings desires to use the proceeds of the ESOP Sale to make a contribution to the capital of Newco.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                           DEFINITIONS

     1.1 Definitions. As used herein, the following terms have the following meanings:
     "Affiliate," with respect to any party, means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, whether through the ownership of voting securities, by contract or otherwise.
     "Agreement" has the meaning set forth in the introductory paragraph hereof.
     "Article III Transactions" has the meaning set forth in
Article III.
     "Assets" means the Newco Assets, the Leased Assets and the Stock Company Assets.
     "Assumed Liabilities" has the meaning set forth in Section
2.3.
     "Authority" means any national, federal, state or local governmental, judicial or regulatory agency or authority within or without the United States.
     "Average Cost of Funds" means an interest rate of seven and seven-tenths percent (7.7%) per annum.
     "Berlin Equipment" means the No. 9 paper machine and the related converting and other equipment, more particularly described on Schedule A to the form of Berlin Product Supply Agreement attached hereto as Exhibit F, which are located at James River Paper's mill in Berlin, New Hampshire.
     "Berlin Mills Railway" means Berlin Mills Railway, Inc., a corporation organized under the laws of New Hampshire.
     "Berlin Sales Operation" means the sale and distribution of unconverted parent rolls of wet crepe towel and the derivatives therefrom related to the tissue paper converting operations customarily conducted on the Berlin Equipment at James River Paper's Berlin, New Hampshire mill.
     "Call" has the meaning set forth in Section 17.1(b)(iii). "CERCLA" means the Comprehensive Environmental Response
Compensation and Liability Act codified at 42 U.S.C. sect. 9601 et seq. as in effect on the date of this Agreement (including the amendments made by the Superfund Amendments and Reauthorization Act of 1986).
     "Confidential Information" has the meaning set forth in
Section 8.7.
     "Cross-License" has the meaning set forth in Section 11.1. "Credit Agreement" means the $350,000,000 Credit Agreement among Newco, Newco Holdings and various banks pursuant to which the Senior Bank Debt is incurred.
     "Debt Proceeds" means the aggregate net proceeds received by Newco in respect of the consummation of the High Yield Debt Offering and the initial borrowing under the Senior Bank Debt.
     "December Financial Statements" means the consolidated financial statements for the Newco Business for the fiscal year ended December 25, 1994, previously delivered by James River to Newco.
     "Employee Plans" has the meaning set forth in Section
6.19(a).
     "Environment" means ambient air, surface water, ground water, land surface or land subsurface.
     "Environmental Condition" means any condition existing at any Plant Site to the extent resulting from a Release into the Environment of any Hazardous Substance or Oil by any member of the Group.
     "Environmental Laws" means Environmental Statutes and any common law governing the contamination, pollution or protection of the Environment or allocating liabilities in respect thereof.
     "Environmental Statutes" means federal statutes and regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, their state statutory and regulatory counterparts and other substantially similar foreign statutes and regulations.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "ESOP Sale" has the meaning set forth in the Recitals. "Exchange Act" means the Securities Exchange Act of 1934, as amended.
     "Exchange Ratio" has the meaning set forth in the Recitals. "Excluded Assets" has the meaning set forth in Section 2.2. "Excluded Liabilities" has the meaning set forth in Section
2.3(b).
     "Excluded Technology" means the technology listed in
Schedule 2.2(f).
     "Filed Newco Intellectual Property" means trade names, trademarks and service marks, together with the associated goodwill, letters patent, copyrights, design registrations and inventor certificates as well as applications, registrations, and certificates for any of the foregoing or any other intellectual property which is embodied in a form which is filed or registered with any Authority and used in connection with the Newco
Business.
     "First Designee" has the meaning set forth in the Recitals. "Frozen Hourly Plan" has the meaning set forth in Section
10.6(b).
     "Frozen JRII Plan" has the meaning set forth in Section
10.6(b).
     "Frozen Transferred Hourly Plan" has the meaning set forth in Section 10.6(a).
     "Glory Land" means that certain real property formerly owned by JR U.K. Holdings which is located in England and has recently been sold to a third party.
     "Group" means James River and all of its Subsidiaries as of the date hereof.
     "Hazardous Substance" has the meaning set forth in Section
101(14) of CERCLA.
     "High Yield Debt Offering" has the meaning set forth in the Recitals.
     "Holdings Employee" has the meaning set forth in Section
8.16(a).
     "Hourly Newco Employees" has the meaning set forth in
Section 10.1(b).
     "Indenture" means the Indenture between Newco, as issuer and the Bank of New York, as trustee, pursuant to which the High
Yield Debt is issued.
     "Independent Agent" has the meaning set forth in the Recitals.
     "Intercompany Loan" means, at any time, any amount that would be reflected, on a balance sheet for the Newco Business created as of such time in accordance with the principles applied in the June Financial Statements, as intercompany indebtedness of any Person, business unit or business group within the Spin
Group, to any Person, business unit or business group within the JR Group. The amount outstanding in respect of the Intercompany Loans is, in the aggregate, $350,000,000. Notwithstanding the foregoing, Reimbursable Advances, the Timber Note and the Stock Note shall not be Intercompany Loans.
     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.
     "Inventory" has the meaning set forth in Section
2.1(a)(iii).
     "ISRA" means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated pursuant thereto.
     "James River" has the meaning set forth in the introductory paragraph hereof.
     "James River Common Shares" means the shares of common stock, $.10 par value per share, of James River.
     "James River Corporate Designations" has the meaning set forth in Section 8.11.
     "James River Deferred Stock Plan" has the meaning set forth in Section 10.9(d).
     "James River Employee" has the meaning set forth in Section
8.16(b).
     "James River Nonqualified Plan" has the meaning set forth in
Section 10.13(a).
     "James River Option Plan" has the meaning set forth in
Section 10.9(a).
     "James River Options" has the meaning set forth in Section
10.9(b).
     "James River Paper" has the meaning set forth in the introductory paragraph hereof.
     "James River Performance Plan" has the meaning set forth in
Section 10.12(b).
     "James River Plan" has the meaning set forth in Section
10.6(f).
     "James River II Plan" has the meaning set forth in Section
10.6(b).
     "James River Profit Sharing Plan" has the meaning set forth in Section 10.12(a).
     "James River Salaried Retirement Plan" has the meaning set forth in Section 10.7(a).
     "James River's Auditors" means Coopers & Lybrand.
     "James River's Section 125 Plan" has the meaning set forth in Section 10.11(c).
     "JR Group" means all members of the Group other than members of the Spin Group.
     "JR N.H. Electric" means James River New Hampshire Electric, Inc., a corporation organized under the laws of New Hampshire.
     "JRTC" means James River Timber Corporation, a corporation organized under the laws of Alabama.
     "JR U.K. Group" means, as of any date of determination, JR U.K. Holdings and each of its Subsidiaries.
     "JR U.K. Holdings" means James River UK Holdings Limited, a corporation organized under the laws of England.
     "JRIH" means James River International Holdings, Ltd., a corporation organized under the laws of Virginia.
     "June Financial Statements" means the unaudited consolidated financial statements for the Newco Business for the fiscal quarter ended June 25, 1995, previously delivered by James River to Newco.
     "Lease" means any lease, agreement or commitment to lease under which any member of the JR Group is lessee and that relates principally to the Newco Business and to real or personal property.
     "Leased Assets" has the meaning set forth in Section 2.2(c). "Leased Premises" means that real property leased by James
River or any of its Subsidiaries, as lessee, and listed on
Schedule 1.1-A.
     "Legal Action" has the meaning set forth in Section 15.4. "LNA" means a Letter of Nonapplicability with respect to
ISRA.
     "Loss" and "Losses" have the meaning set forth in Section
15.4.
     "Material Contract" has the meaning set forth in Section
6.17.
     "Milford Mill" means James River's Milford, New Jersey mill which is described on Schedule 2.1(a)(i) as the "Milford Mill".
     "Newco" has the meaning set forth in the introductory paragraph hereof.
     "Newco Assets" means the Paper Assets, the Timber Assets and the U.K. Stock.
     "Newco Business" means (i) the business customarily operated by James River with respect to the products manufactured at the Plant Sites, excluding the Berlin Sales Operation and excluding all portions of James River's business relating to products manufactured at locations (including the plants at Wauna, Oregon, and Camas, Washington) other than the Plant Sites and (ii) the business customarily operated by the Stock Companies; provided, that the "Newco Business" shall not include any portion of such business customarily operated by any member of the Group using, or with respect to, the Excluded Assets.
     "Newco Employees" has the meaning set forth in Section 10.1. "Newco High Yield Debt" means the indebtedness evidenced by those certain Senior Subordinated Notes Due 2005 in aggregate original principal amount of $250,000,000 to be issued by Newco pursuant to the High Yield Debt Offering.
     "Newco Holdings" has the meaning set forth in the introductory paragraph hereof.
     "Newco Holdings Common Shares" means the authorized shares of common stock, no par value, of Newco Holdings.
     "Newco Holdings' ESOP" has the meaning set forth in Section
10.8(a).
     "Newco Hourly Retirement Plan" has the meaning set forth in
Section 10.6(c).
     "Newco Intellectual Property" has the meaning set forth in
Section 2.1(a)(iv).
     "Newco Nonqualified Plan" has the meaning set forth in
Section 10.13(a).
     "Newco Option Plan" has the meaning set forth in Section
10.9(a).
     "Newco Performance Plan" has the meaning set forth in
Section 10.12(b).
     "Newco Profit Sharing Plan" has the meaning set forth in
Section 10.12(a).
     "Newco's Salaried Retirement Plan" has the meaning set forth in Section 10.7(b).
     "Newco's Section 125 Plan" has the meaning set forth in
Section 10.11(c).
     "NJDEP" means the New Jersey Department of Environmental
Protection.
     "Non-Filed Newco Intellectual Property" means unpatented technology, inventions, trade secrets, processes, know-how, designs and formulae and unfiled trade names, trademarks and service marks, together with the associated goodwill, copyrights and other industrial or intellectual property used in connection with the Newco Business.
     "Oil" means petroleum and petroleum products, including crude oil and any fraction thereof.
     "Pan Liner Paper" has the meaning set forth in Section
8.19(c).
     "Paper Assets" means the assets, properties and rights to be contributed pursuant to Section 2.1(a).
     "Paper Contribution Date" means the time and day on which the Paper Assets are contributed to Newco pursuant to Section 2.1(a).
     "Paper Equipment" has the meaning set forth in Section
2.1(a)(ii).
     "Paper Real Property" has the meaning set forth in Section
2.1(a)(i).
     "Parchmentizing" has the meaning set forth in Section
10.1(b).
     "Parchmentizing Agreements" has the meaning set forth in
Section 8.19(a).
     "PBGC" means the Pension Benefit Guaranty Corporation. "Permitted Exceptions" means (i) statutory liens for current taxes or assessments not yet due and payable or being contested in good faith; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of James River or any of its Subsidiaries;
(iii) exceptions that would be shown by surveys of such property;
(iv) terms and conditions of any Leases; (v) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters which do not adversely and materially affect the Assets and the Newco Business, taken as a whole; (vi) such other liens, imperfections in title, charges, easements, restrictions, encumbrances and other matters of a similar nature which have been agreed to by Newco; and (vii) liens or charges securing indebtedness to be assumed hereunder by any member of the Spin Group or contemplated hereunder to be the obligation of any member of the Spin Group.
     "Person" means an individual, partnership (general or limited), corporation, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.
     "Plan 1" has the meaning set forth in Section 10.6(e).
     "Plan 2" has the meaning set forth in Section 10.6(e).
     "Plan 4" has the meaning set forth in Section 10.6(e).
     "Plan 10" has the meaning set forth in Section 10.6(l). "Plant Sites" means those portions of the Real Property and
Leased Premises locations listed on Schedule 1.1-B.
     "Post-Contribution Timber Profits" has the meaning set forth in Section 8.1(b)(ii).
     "Proposed Cluster Rules" means the proposed rules of the Environmental Protection Agency entitled, as of the date hereof, "Effluent Limitations Guidelines, Pretreatment Standards and New Source Performance Standards: Pulp, Paper, and Paperboard Category; National Emission Standards for Hazardous Air
Pollutants for Source Category: Pulp and Paper Production" and set forth, as of the date hereof, at 58 Federal Register 66078.
     "Real Property" means the Paper Real Property and the Timber
Real Property.
     "Reigel Mill" has the meaning set forth in Section 8.19(c). "Reimbursable Advances" means any amount advanced after the date hereof by any member of the JR Group to Newco or Newco Holdings, or for the account of either, in respect of expenses incurred by or to be incurred by Newco or Newco Holdings in respect of the business to be conducted by Newco or Newco
Holdings after the Paper Contribution Date and including those items listed on Schedule 1.1-C.
     "Related Agreements" has the meaning set forth in Section
5.1.
     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, not including any such action which results in exposure to persons solely within a workplace or emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft, vessel or pipeline pumping station.
     "Remedial Actions" mean actions required to clean up or contain or otherwise ameliorate or remedy any Environmental Condition, including but not limited to preventing a Release or threatened Release and performing studies, investigations and monitoring.
     "Reorganization" has the meaning set forth in the Recitals. "Representative," with respect to any party, means any officer, director, employee, representative, consultant or advisor of such party.
     "Salaried Newco Employees" has the meaning set forth in
Section 10.1.
     "SAR" has the meaning set forth in Section 10.9(b).
     "Second Designee" has the meaning set forth in the Recitals. "Securities Act" means the Securities Act of 1933, as amended.
     "Senior Bank Debt" has the meaning set forth in Section 3.2. "Spin Group" means Newco Holdings and Newco and any Person that is a Subsidiary of either Newco Holdings or Newco as of the date hereof or is contemplated hereunder to become such a Subsidiary (including, without limitation, the Stock Companies).
     "Spinoff" has the meaning set forth in the Recitals.
     "Spinoff Date" means the time and day on which the mailing to the shareholders of James River commences in respect of the consummation of the Spinoff pursuant to Section 4.1.
     "Spinoff Record Date" means the time and day that the Board of Directors of James River, as contemplated by Section 3.8, designates as the record date for determining the names and holdings of the James River shareholders entitled to participate in the distribution of Newco Holdings Common Shares contemplated as part of the Spinoff.
     "Stock Companies" means JR U.K. Holdings, Berlin Mills Railway and JR N.H. Electric and, in each case, any Subsidiaries thereof.
     "Stock Company Assets" means any assets owned by any Stock Company as of the Paper Contribution Date.
     "Stock Note" has the meaning set forth in the U.K. Stock
Transfer Agreement.
     "StockPlus Plan" has the meaning set forth in Section
10.8(b).
     "Subsidiary", when used with respect to any Person, means any corporation or other business entity, whether or not incorporated, of which such Person holds, directly or indirectly, more than 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity.
     "Survival Date" has the meaning set forth in Section 15.1. "Timber Assets" has the meaning set forth in Section
2.1(b)(i).
     "Timber Equipment" has the meaning set forth in Section
2.1(b)(i)(B).
     "Timber Leases" has the meaning set forth in Section
2.1(b)(i)(A).
     "Timber Note" has the meaning set forth in the Timber
Transfer Agreement.
     "Timber Real Property" has the meaning set forth in Section
2.1(b)(i)(A).
     "Timber Transfer Agreement" means the agreement dated August 15, 1995 between JRTC and Newco Holdings pursuant to which JRTC is required to transfer to Newco Holdings or the First Designee or the Second Designee the Timber Assets.
     "Timber Transfer Date" means the time and day on which the Timber Assets are transferred to Newco Holdings or its designee pursuant to the Timber Transfer Agreement.
     "Triggering Date" has the meaning set forth in Section 17.3. "U.K. Cash Payment" has the meaning set forth in the U.K.
Stock Transfer Agreement.
     "U.K. Stock" has the meaning set forth in the Recitals.
     "U.K. Stock Transfer Agreement" means the agreement dated August 15, 1995 between JRIH, Newco Holdings and Newco pursuant to which JRIH is required (i) to transfer to Newco Holdings or its designee ninety-six (96) shares of the U.K. Stock and (ii) to transfer to Newco the balance of the U.K. Stock on Newco's own behalf.
     "U.K. Stock Transfer Date" means the time and day on which the U.K. Stock is transferred to Newco Holdings or its designee and Newco pursuant to the U.K. Stock Transfer Agreement.

                           ARTICLE II
              CONTRIBUTIONS AND TRANSFERS TO NEWCO

     2.1 Contribution and Transfer of Assets. (a) After the execution hereof, James River Paper shall contribute, effective as of 11:58 p.m. on the date of such contribution, to Newco all of the right, title and interest of James River Paper in and to the following assets, properties and rights other than the Excluded Assets, the Timber Assets and the Stock Company Assets:
               (i)   the real property listed in Schedule
2.1(a)(i) together with the buildings, fixtures and other improvements located thereon and the appurtenances thereto (the "Paper Real Property");
               (ii)  the machinery, equipment, furniture,
vehicles, tools, supplies and other tangible personal property (other than the tangible personal property and fixtures described in other clauses of this Section 2.1(a)) which is ordinarily located on the Paper Real Property or the Leased Premises and the vehicles and mobile machinery or mobile equipment that are used solely in the Newco Business (the "Paper Equipment");
               (iii) the raw materials, work-in-process, finished goods, stores, supplies and spare parts which are located at the Plant Sites or are in transit or located elsewhere and, in each case, which relate principally to the Newco Business (the "Inventory");
               (iv) except to the extent specified on Schedule 6.16, the Filed Newco Intellectual Property listed in Schedule 6.16, together with Non-Filed Newco Intellectual Property used exclusively in, or applicable exclusively to, the Newco Business (such Filed Newco Intellectual Property and such Non-Filed Newco Intellectual Property, collectively, the "Newco Intellectual Property"), subject however, to the provisions of Article XI;
               (v) the Material Contracts, the Leases (except for the Timber Leases) and all other contracts, leases and commitments which relate principally to the Newco Business to the extent so related and to the extent the obligations thereunder of any member of the Group are assumed by Newco in accordance with
Section 2.3 (except for contracts or commitments substantially all of the benefits of which are to be conferred upon Newco pursuant to any Related Agreement);
               (vi)  to the extent assignable, all federal,
state, local and foreign governmental licenses, permits, approvals and authorizations held by James River Paper which relate principally to the Newco Business;
               (vii) all of the issued and outstanding shares of capital stock of JR N.H. Electric;
               (viii) all of the issued and outstanding shares of capital stock of Berlin Mills Railway;
               (ix) all accounts receivable and notes receivable arising from the Newco Business, including receivables from Newco Employees that exist as of the Paper Contribution Date;
               (x) all property records, production records, engineering records, purchasing and sales records, personnel and payroll records for Newco Employees, accounting records, customer and vendor lists and other records and files (including, but not limited to, any such records maintained in connection with any computer system, but subject to the provisions of any applicable Related Agreement) used exclusively in the Newco Business; a co-ownership interest in any of the foregoing assets which are used only in part in the Newco Business, but only to the extent of such use; and copies of the information relating to the Newco Business contained in the computer files referred to in Section 2.2(iv), but only to the extent such information relates to the Newco Business; provided, however, that the contribution of the assets and properties referred to in this Section 2.1(a)(x) that do not constitute indicia of title, may, at the option of James River, consist of contribution of true, correct and complete copies thereof;
               (xi) subject to the provisions of Section 8.11 and Article XI, all purchase orders, forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials which relate principally to the Newco Business; and
               (xii) to the extent not applied or liquidated, those categories of prepaid expenses, deferred charges and other assets created in the ordinary course of, or related solely to, the Newco Business, which are reflected on the June Financial Statements or listed on Schedule 2.1(a)(xii) except to the extent constituting Reimbursable Advances.
          (b) (i) After the date of the recapitalization referred to in Section 3.5, but before the U.K. Stock Transfer Date, James River shall cause JRTC, pursuant to the Timber Transfer Agreement, to transfer to Newco Holdings or the First Designee or the Second Designee all of its right, title and interest in and to the following assets, properties and rights other than the Excluded Assets (collectively, the "Timber Assets"):
                    (A)  the real property listed in Schedule
2.1(b)(i)(A) together with the fixtures and other improvements located thereon and the appurtenances thereto (the "Timber Real Property") and those leases (the "Timber Leases") listed on
Schedule 2.1(b)(i)(A-1);
                    (B)  the machinery, equipment, furniture,
vehicles, tools, supplies and other tangible personal property (other than the tangible personal property and fixtures described in Section 2.1(a)) which is ordinarily located on the Timber Real Property and any vehicles and mobile machinery or equipment that are used solely in connection with that portion of the Newco Business relating to the management or operation of timberlands or the harvesting of timber (the "Timber Equipment");
                    (C) an amount equal to the Post-Contribution Timber Profits; and
                    (D)  the raw materials, work-in-process and
finished goods in inventory, to the extent each of the foregoing relates to other assets constituting Timber Assets.
               (ii) On the Timber Transfer Date, pursuant to the Timber Transfer Agreement, Newco Holdings shall issue the Timber Note to JRTC.
          (c) (i) After the Timber Transfer Date, but before the Spinoff Record Date, James River shall cause JRIH, pursuant to the U.K. Stock Transfer Agreement, (A) to transfer JRIH's right, title and interest in and to ninety-six (96) shares of the U.K. Stock to Newco Holdings or its designee, and (B) to transfer JRIH's right, title and interest in and to the balance of the U.K. Stock to Newco on Newco's own behalf.
               (ii) On the U.K. Stock Transfer Date, pursuant to the U.K. Stock Transfer Agreement, Newco Holdings shall issue to JRIH the Stock Note, and Newco shall pay to JRIH the U.K. Cash Payment.
     2.2 Excluded Assets. The following assets (the "Excluded Assets") shall, to the extent that, but for this sentence, they would constitute Paper Assets or Timber Assets, not be included in the Newco Assets:
          (a) all cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, except petty cash funds located at the Plant Sites or the Leased Premises and Post-Contribution Timber Profits;
          (b) all prepaid expenses and deferred charges other than those listed in Schedule 2.1(a)(xii);
          (c) the real property, improvements, equipment and all other assets to be leased from a member of the Group pursuant to any Related Agreement, or any such asset leased to a member of the Group pursuant to the Leases (the "Leased Assets");
          (d) all computer files which contain any records or lists relating to any business of the Group other than the Newco Business and the information contained in such files;
          (e) the personal property listed in Schedule 2.2(e) and any other personal property or tangible or intangible assets, other than the Berlin Equipment, which relate principally to the Berlin Sales Operation;
          (f)  the Excluded Technology listed in Schedule 2.2(f);
and
          (g)  all real property listed in Schedule 2.2(g).
     2.3 Assumed Liabilities. (a) Except to the extent set forth in Section 2.3(b), Newco shall assume, as of the dates specified in this Section 2.3, all liabilities and obligations of all members of the JR Group which relate to the Newco Business or to the Newco Assets (collectively, the "Assumed Liabilities"), to the extent such liabilities and obligations relate to the Newco Business or the Newco Assets and are not satisfied or discharged on or before the dates specified in this Section 2.3 including, without limitation, the following:
               (i)   as of the Paper Contribution Date, the
current liabilities related to the Newco Business or the Paper Assets, including, but not limited to, all accounts and trade payables, all liabilities and all obligations accruable as a current liability on James River's financial statements as of the Paper Contribution Date to the extent such payables, liabilities and obligations are related to the Newco Business or the Paper Assets;
               (ii)  as of the Paper Contribution Date, all
liabilities and obligations related to the Timber Assets required to be assumed pursuant to the Timber Transfer Agreement;
               (iii) as of the U.K. Stock Transfer Date, all liabilities, and obligations, including any guaranties, related to the U.K. Stock or to the business or assets of JR U.K. Holdings (but not including any liabilities or obligations of JR U.K. Holdings or its Subsidiaries) required to be assumed by Newco under the U.K. Stock Transfer Agreement;
               (iv) as of the later of the Paper Contribution Date or the date on which such obligations arise, all liabilities and obligations of any member of the JR Group to deliver goods or services to customers of the Newco Business arising from orders placed in the normal course of business of the Newco Business;
               (v)   as of the Paper Contribution Date, all
liabilities and obligations of any member of the JR Group under any contract, commitment, license, permit, approval, authorization or other agreement or arrangement constituting part of the Newco Assets;
               (vi)  as of the Paper Contribution Date,
liabilities and obligations of James River or any of its Affiliates existing as of the Paper Contribution Date and relating to Newco Employees and employee benefits to the extent set forth in Article X;
               (vii) as of the Paper Contribution Date, liabilities and obligations under Environmental Laws of all members of the JR Group, including, without limitation, any obligation to conduct or pay for any Remedial Action for any Environmental Condition or any obligation to correct or to pay a penalty for failure to comply with Environmental Statutes (regardless whether such condition or failure exists on, or is specifically related to, any Real Property or Leased Premises) arising in connection with the conduct of the Newco Business or the operation or ownership of the Newco Assets, and including, without limitation, those liabilities listed on Schedule 2.3(a)(vii), to the extent such liabilities or obligations relate to the Newco Business or the Newco Assets;
               (viii) as of the Paper Contribution Date, the Intercompany Loans;
               (ix) as of the Paper Contribution Date, unless otherwise noted on Schedule 2.3(a)(ix) (and in such event, as of the date so noted), other long-term liabilities or obligations in respect of which an amount is reflected in the balance sheet and notes thereto included in the December Financial Statements or the June Financial Statements; and
               (x) as of the Paper Contribution Date, any other liability or obligation of any member of the JR Group to the extent such liability or obligation relates to the Newco Business or the Newco Assets.
          (b) Notwithstanding the provisions of Section 2.3(a), all of the following liabilities and obligations (collectively, the "Excluded Liabilities") shall be excluded from the Assumed
Liabilities:
               (i) liabilities for federal, state and local income and franchise taxes and any other taxes incurred by any member of the JR Group in the conduct of the Newco Business or with respect to the Newco Assets before the Paper Contribution Date, except to the extent such taxes are required to be paid pursuant to the Tax Agreement referred to in Section 5.1;
               (ii) indebtedness of any member of the JR Group resulting from borrowings (it being understood that, for the purposes of this clause (ii), obligations under leases assumed by Newco shall in no event be deemed to result from borrowings) or guaranties thereof;
               (iii) all liabilities and obligations relating to any employee who is not a Newco Employee or any employee benefits or benefit plans which are not to be assumed by Newco pursuant to
Article X;
               (iv) all liabilities or obligations to the extent relating to the acquisition, ownership or use of any of the Excluded Assets; and
               (v) up to $1,550,000 of any payment or settlement amount required to be paid by any member of the JR Group with respect to the private civil damage action relating to the "Combustion, Inc. Site" pursuant to the approximately $1,550,000 settlement offer made by James River.
     2.4 Additional Payments. (a) If any Newco Asset or Stock Company Asset or the Newco Business shall suffer any damage, destruction or loss after the date hereof, but before the Paper Contribution Date (or with respect to the Timber Assets, the Timber Transfer Date), and such Asset or Business and the related casualty are covered by any insurance policy maintained by any member of the JR Group: (i) James River shall pay to Newco, as soon as practicable after receipt by James River, in cash, the amount by which the proceeds from such policy in respect of such damage, destruction or loss exceed the sum of (A) any amount payable to Newco with respect to repair, restoration or replacement related to such damage, destruction or loss and (B) any amount paid by any member of the JR Group after the date hereof in cash for the repair, restoration or replacement of fixed assets included in the Newco Assets or the Stock Company Assets; and (ii) James River, at its sole option, (A) shall allow Newco, at its sole cost and expense, to pursue any claim under such policy in respect to such damage, destruction or loss or (B) shall diligently pursue, upon reasonable written request and direction of Newco and at Newco's sole cost and expense, any such claim on behalf, and for the benefit, of Newco.
          (b) All proceeds of insurance which are applicable to insured claims of third parties included in the Assumed Liabilities and are received by any member of the JR Group after the Spinoff Date shall (i) be used to discharge, in whole or in part, the applicable Assumed Liabilities, (ii) be retained by James River if, and to the extent that, such Assumed Liabilities have been discharged by James River or any of its Subsidiaries before James River receives such proceeds or (iii) be paid to Newco if, and to the extent that, such Assumed Liabilities have been discharged by Newco or any of its Subsidiaries before James River receives such proceeds.
          (c) To the extent not reimbursed before the Spinoff Date, Newco shall reimburse James River for payments made by any member of the JR Group at any time (i) as retrospective premium adjustments resulting from any damage, destruction or loss relating to any Newco Asset, any Stock Company Asset or the Newco Business or any action taken pursuant to Section 2.4(a)(ii) by James River or Newco or (ii) for any other reason under any insurance policy held by any member of the JR Group with respect to any Newco Asset, any Stock Company Asset or the Newco Business. Newco shall reimburse James River in accordance with this Section 2.4(c) promptly after Newco's receipt of a notice specifying the amount of, and supporting documentation for, such reimbursement.
          (d) As soon as practicable after James River's receipt thereof, James River shall pay to Newco such portion of any claim bonus or refund that James River receives after the Spinoff Date under its railroad liability policy or pollution liability policy that may be properly allocated to any Newco Asset, Stock Company Asset or the Newco Business.

                           ARTICLE III
     CERTAIN EVENTS OCCURRING BEFORE THE SPINOFF RECORD DATE

     As a condition to the consummation of the Spinoff, each of the transactions listed in this Article III (collectively, the "Article III Transactions") shall be consummated before the Spinoff Record Date.
     3.1 Reorganization. After the Paper Contribution Date, but before the Timber Transfer Date, James River shall effect the Reorganization by causing James River Paper to distribute all of the issued and outstanding shares of capital stock of Newco to James River as a dividend.
     3.2 Senior Bank Debt. After the Reorganization, but before the Timber Transfer Date, the parties hereto shall cooperate with each other to obtain, on behalf, and for the benefit, of Newco a $350,000,000 credit facility (including a $150,000,000 revolving line of credit) from one or more financial institutions (the "Senior Bank Debt"); provided, that (i) the terms of the Senior Bank Debt shall be acceptable to Newco and James River and (ii) the aggregate principal amount of the Senior Bank Debt shall be acceptable to James River.
     3.3 Registration of the Newco High Yield Debt and Consummation of the High Yield Debt Offering. Before the recapitalization of Newco Holdings as described in Section 3.5, the parties hereto shall take all action necessary (i) to register the offer and sale of the Newco High Yield Debt under the Securities Act and applicable state securities laws, and
(ii) to consummate the High Yield Debt Offering. Newco agrees to offer and issue the maximum aggregate amount of High Yield Debt that its underwriters advise can be sold at an interest rate and other terms acceptable to James River.
     3.4 Application of Debt Proceeds. After the Senior Bank Debt has been obtained and the High Yield Debt Offering has been consummated, Newco shall apply the Debt Proceeds in the following order of priority:
          (a) First, to pay expenses of the transactions contemplated herein in accordance with Section 8.6;
          (b)  Second, to repay in full the Intercompany Loans;
          (c) Third, (i) the excess of $146,082,000 over the amount described in subsection (a) above plus (ii) the amount required to be paid to James River pursuant to Section 8.17 shall be distributed to James River as a dividend and return of capital;
          (d)  Fourth to repay to James River the Reimbursable
Advances; and
          (e) Fifth, to JRIH in the amount of the U.K. Cash Payment, in partial payment for the U.K. Stock.
     3.5  Recapitalization of Newco Holdings.
          (a) After the consummation of the transactions contemplated by Sections 3.1, 3.2, 3.3 and 3.4(a), (b), (c) and
(d), but before the Timber Transfer Date, and before the payment of the U.K. Cash Payment in accordance with Section 3.4(e), James River shall transfer all of the issued and outstanding shares of capital stock of Newco to Newco Holdings in exchange for additional Newco Holdings Common Shares.
          (b) As consideration for James River's transfer pursuant to Section 3.5(a), Newco Holdings shall issue, at the close of business on the Spinoff Record Date, to James River a sufficient number of Newco Holdings Common Shares such that the ratio of the total number of Newco Holdings Common Shares held by James River as of the Spinoff Record Date to the number of James River Common Shares that are issued and outstanding as of the Spinoff Record Date equals the Exchange Ratio; provided, however, that the number of Newco Holdings Common Shares to be issued hereunder shall be rounded to the nearest whole share. Newco Holdings shall rely upon any advice given it by either Stephen Hare, Clifford Cutchins or Michael Allan as to the number of James River Common Shares outstanding as of the Spinoff Record Date in calculating the number of Newco Holdings Common Shares to be issued pursuant to this Section 3.5(b).
     3.6 Registration of the Newco Holdings Common Shares. Before the Spinoff Date, the parties hereto shall take all action necessary to ensure the exemption of the issuance of the Newco Holdings Common Shares from the registration requirements of the Securities Act or to register the distribution of the Newco Holdings Common Shares contemplated by Section 4.1 under the Securities Act, to register such Shares under the Exchange Act, and to take all necessary or appropriate action under state securities laws to enable a public trading market in such Shares to develop through the NASDAQ National Market System as soon as market conditions permit.
     3.7 Declaration by Board of Directors of James River of Spinoff Record Date. As of or after the date hereof, the Board of Directors of James River shall declare a dividend on the James River Common Shares, which declaration shall be revocable until the Spinoff Record Date, and shall establish the Spinoff Record Date which shall be after the U.K. Stock Transfer Date. Such dividend shall be of all of the issued and outstanding Newco Holdings Common Shares and shall be distributed to the holders of record, as of the Spinoff Record Date, of James River Common Shares in the ratio equal to the Exchange Ratio. To the extent that the application of the Exchange Ratio to any shareholder's holdings gives rise to fractional Newco Holdings Common Shares, James River shall arrange for such fractional shares to be aggregated and sold by the Independent Agent in the open market on behalf of shareholders who otherwise would have received such fractional shares, and for each shareholder to receive a cash payment from the Independent Agent equal to his pro rata portion of the net proceeds from the sale of all aggregated fractional shares.
     3.8 Election of Officers and Directors of Newco Holdings and Newco. If not done prior to the execution of this Agreement, James River, as the sole shareholder, directly or indirectly, of Newco Holdings and Newco before the Spinoff, shall elect or cause to be elected, effective promptly after the execution of this Agreement, the slates of officers and directors designated on Schedules 3.8(i) and 3.8(ii), respectively, as the officers and directors, respectively, of Newco Holdings and Newco. After the Paper Contribution Date, James River shall not take any action as shareholder to cause removal of any director of Newco Holdings or Newco or any of their Subsidiaries except for cause. Notwithstanding the foregoing, James River shall have the right to remove any such director at any time until the Spinoff Date if such action, in James River's judgment, is advisable to accomplish the completion of, or prevent the frustration of, any of the transactions contemplated hereby or by the provisions hereby intended to be included in any of the Related Agreements. Notwithstanding any provision set forth herein to the contrary, each of James River and James River Paper reserves any rights available to it under applicable law as the sole shareholder, from time to time, of Newco (and, with respect to James River, Newco Holdings) with respect to the direction and control of Newco (and, with respect to James River, Newco Holdings) for the purposes of accomplishing, or preventing the frustration of, any of the transactions contemplated hereby or by the provisions hereby intended to be included in any of the Related Agreements.

                           ARTICLE IV
                             SPINOFF

     4.1 Spinoff. (a) After the consummation of the Article III Transactions and the satisfaction or waiver of all other conditions to the Spinoff listed in Article XII and Article XIII, James River shall effect the Spinoff by distributing the dividend declared pursuant to Section 3.7.
          (b) As of the Spinoff Date, James River and James River Paper shall have no further responsibility for, or any rights with respect to, the management or operation of Newco Holdings, Newco or the Newco Business; provided, that the foregoing shall not affect any rights of any member of the JR Group established herein or in any Related Agreement.

                            ARTICLE V
                       RELATED AGREEMENTS

     5.1 Related Agreements. In connection with the consummation of the transactions contemplated hereby, James River (or the Subsidiary of James River named therein) and Newco shall enter into each of the following agreements (collectively, the "Related Agreements") on or before the Paper Contribution Date:
          (a) a Transition Services Agreement in substantially the form attached hereto as Exhibit A;
          (b) an Information Technology Transition Services Agreement in substantially the form attached hereto as Exhibit B;
          (c) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C;
          (d) a Tax Agreement in substantially the form attached hereto as Exhibit D;
          (e) a Cottonwood Pedigreed Plant Material Sharing Agreement in substantially the form attached hereto as Exhibit E;
          (f) a Berlin Product Supply Agreement in substantially the form attached hereto as Exhibit F;
          (g) a St. Francisville Product Supply Agreement (Consumer Products Business) in substantially the form attached hereto as Exhibit G;
          (h) a St. Francisville Product Supply Agreement (Packaging Business) in substantially the form attached hereto as Exhibit H;
          (i) an Offices Sharing Agreement in substantially the form attached hereto as Exhibit I;
          (j)  a Pulp Technology Services Agreement in
substantially the form attached hereto as Exhibit J;
          (k) a Pulp Sales Transition Agreement in substantially the form attached hereto as Exhibit K;
          (l) a Pulp Purchase Agreement in substantially the form attached hereto as Exhibit L;
          (m)  an Environmental Services Agreement in
substantially the form attached hereto as Exhibit M;
          (n) a Parchment/Kalamazoo Landfill Agreement in substantially the form attached hereto as Exhibit N;
          (o) a Technical Services Agreement in substantially the form attached hereto as Exhibit O;
          (p)  an Allocation Agreement (relating to
Parchment/Kalamazoo Superfund) in substantially the form attached hereto as Exhibit P;
          (q)  a Packaging Papers Supply Agreement in
substantially the form attached hereto as Exhibit Q;
          (r)  a Naheola Product Supply Agreement in
substantially the form attached hereto as Exhibit R;
          (s) an Equipment Removal Agreement in substantially the form attached hereto as Exhibit S;
          (t) a Confidentiality Agreement in substantially the form attached hereto as Exhibit T;
          (u) a Pension Funding Agreement in substantially the form attached hereto as Exhibit U;
          (v) a St. Francisville Wood Chip Supply Agreement in substantially the form attached hereto as Exhibit V;
          (w) a St. Francisville Roundwood Supply and Cutting Rights Agreement in substantially the form attached hereto as Exhibit W;
          (x) a Northeast Roundwood Supply Agreement in substantially the form attached hereto as Exhibit X;
          (y) a Guaranty Support Agreement in substantially the form attached hereto as Exhibit Y;
          (z) a Eureka Trademark Agreement in substantially the form attached hereto as Exhibit Z;
          (aa) a KVP Parchment Lease in substantially the form attached hereto as Exhibit AA; and
          (bb) a KVP Parchment Agreement in substantially the form attached hereto as Exhibit BB.

                           ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF JAMES RIVER

     James River represents and warrants the following to Newco as of the date hereof:
     6.1 Organization; Qualification. James River is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. James River and each member of the JR Group engaged in the Newco Business as of the date hereof is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     6.2  Organization of JR U.K. Holdings; Ownership and
Validity of Shares.
          (a) JR U.K. Holdings is a company duly incorporated and registered in England and Wales and has corporate authority to own all of its properties and assets and to carry on its business as it is now being conducted.
          (b) JRIH owns all of the outstanding capital stock of JR U.K. Holdings free and clear of all liens, charges, pledges, security interests or other encumbrances and all of such capital stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. JR U.K. Holdings has not made any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible or exchangeable therefor, or given any person any right to acquire from JR U.K. Holdings any shares of its capital stock and no such securities or obligations of JR U.K. Holdings are outstanding.
     6.3  Organization of JR N.H. Electric; Ownership and
Validity of Shares.
          (a) JR N.H. Electric is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.
          (b) James River Paper owns all of the outstanding capital stock of JR N.H. Electric free and clear of all liens, charges, pledges, security interests or other encumbrances and all of such capital stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. JR N.H. Electric has not made any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible or exchangeable therefor, or given any person any right to acquire from JR N.H. Electric any shares of its capital stock and no such securities or obligations of JR N.H. Electric are outstanding.
     6.4  Organization of Berlin Mills Railway; Ownership and
Validity of Shares.
          (a) Berlin Mills Railway is a corporation duly organized, validly existing and in good standing under the laws of New Hampshire and has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.
          (b) James River Paper owns all of the outstanding capital stock of Berlin Mills Railway free and clear of all liens, charges, pledges, security interests or other encumbrances and all of such capital stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. Berlin Mills Railway has not made any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible or exchangeable therefor, or given any person any right to acquire from Berlin Mills Railway any shares of its capital stock and no such securities or obligations of Berlin Mills Railway are outstanding.
     6.5 Ownership of Stock of Subsidiaries by JR U.K. Holdings. JR U.K. Holdings or one of its Subsidiaries owns all of the outstanding capital stock of its Subsidiaries that own assets reflected in the financial statements described in Schedule 6.12 free and clear of all liens, charges, pledges, security interests or other encumbrances and all of such capital stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. None of such Subsidiaries has made any commitment to issue or sell any shares of its stock or any securities or obligations convertible or exchangeable therefor, or given any person any right to acquire from it any shares of its capital stock and no such securities or obligations of any such Subsidiary are outstanding.
     6.6 Authority Relative to this Agreement and the Related Agreements. Each of James River and James River Paper has corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by James River and James River Paper of this Agreement and such Related Agreements and the consummation by them of the transactions contemplated on their parts hereby and thereby, have been duly authorized by their Boards of Directors and no other corporate proceedings on the part of James River or James River Paper are necessary with respect thereto. This Agreement constitutes, and the Related Agreements (when executed and delivered by James River or another member of the JR Group) will constitute, valid and binding obligations of James River or such other member of the JR Group, as the case may be, enforceable in accordance with their terms except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.
     6.7  Consents and Approvals.  Except as set forth in
Schedule 6.7, there is no requirement applicable to James River or James River Paper to make any filing with, or to obtain any permit, authorization, consent or approval from, any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement, excluding any such requirement
(A) as to which any Newco Employee had, or should have had, knowledge as of the date hereof or (B) which, if unsatisfied, would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     6.8 Non-Contravention. The execution and delivery by James River and James River Paper of this Agreement does not, and the execution and delivery of the Related Agreements by any member of the Group, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of James River or James River Paper, (ii) except as set forth in Schedule 6.8, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which James River or James River Paper is a party or by which James River or James River Paper or any of the Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall be obtained by James River or James River Paper before the Spinoff Record Date or the obtaining of which has been or shall be waived by Newco before the Spinoff Record Date, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to James River or James River Paper or any of the Assets or the Newco Business (other than any applicable "bulk sales" laws), excluding from the foregoing clauses (ii) and (iii) such defaults and violations (A) as to which Newco Employees had, or should have had, knowledge as of the date hereof or (B) which would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     6.9  Compliance with Laws.  Except as set forth in Schedule
6.9 and excluding all matters relating to the representations and warranties contained in Section 6.10 and Section 6.11, the members of the JR Group have operated the Newco Business, in all material respects, in substantial compliance with all laws, regulations, policies, guidelines, orders, judgments or decrees of any Authority applicable to, or having jurisdiction over, James River, the Assets or the Newco Business, the failure to comply with which could reasonably be expected to affect, materially and adversely, the Assets and the Newco Business, taken as a whole.
     6.10 Environmental Matters. Except as described on Schedule 6.10, the members of the JR Group have obtained all federal, state and local permits, licenses and other authorizations which are required under applicable Environmental Statutes other than licenses, permits and other authorizations, the failure to obtain which, individually or in the aggregate, would not have a material adverse effect on the Assets and the Newco Business, taken as a whole. Except as described on Schedule 6.10, the Assets and the Newco Business are in material compliance with all terms and conditions of such permits, licenses and authorizations, and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Statute. Except as described in
Schedule 6.10, neither James River nor any other member of the JR Group has received notice from any Authority of any failure of the Assets or the Newco Business to comply in any material respect with any Environmental Statute, except for any such Statute, the failure to comply with which could not reasonably be expected to affect, materially and adversely, the Assets and the Newco Business, taken as a whole.
     6.11 Licenses and Permits. Schedule 6.11 contains a complete and correct list of all material federal, state and local permits and licenses issued to any member of the Group, the absence of which would materially and adversely affect the ability to conduct the Newco Business, taken as a whole, all of which are in effect as of the date hereof. Except as set forth in Schedule 6.11, no notice of a violation of any such license or permit has been received by any member of the JR Group or recorded or published, and no proceeding is pending or threatened, to revoke or limit any such license or permit, except for such violations, revocations or limitations that could not reasonably be expected to affect, materially and adversely, the Assets and the Newco Business, taken as a whole. Notwithstanding the foregoing, all matters relating to the representations and warranties contained in Section 6.9 and Section 6.10 are excluded from the representations and warranties contained in this Section 6.11.
     6.12 Financial Statements. James River has previously furnished Newco with the December Financial Statements and the June Financial Statements, copies of which are set forth in
Schedule 6.12. Such financial statements have been prepared in conformity with generally accepted accounting principles applied, except as otherwise set forth in the financial statements, on a basis consistent with the preparation of the consolidated financial statements of James River and its consolidated Subsidiaries (other than the Stock Companies) for the respective periods relevant thereto. The December Financial Statements and the June Financial Statements fairly present the financial positions of the Newco Business as of the relevant dates and for the periods thereof.
     6.13 Litigation. Except as set forth in Schedule 6.13, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or threatened against any member of the JR Group, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against any member of the JR Group which have, or, if adversely determined, could reasonably be expected to have, a material adverse effect on the Assets and the Newco Business, taken as a whole, or which seek specifically to prevent, restrict or delay the consummation of the transactions contemplated hereby or the fulfillment of any of the conditions of this Agreement.
     6.14 Title to Properties. (a) Except for Permitted Exceptions, James River or another member of the JR Group has title to the Real Property sufficiently free and clear of any liens, charges, pledges, security interests or other defects or encumbrances for the use of such Property in the manner the same has been customarily used in the Newco Business.
          (b) James River or another member of the JR Group has title to all tangible personal property that is included in the Newco Assets (and leasehold title to the Leased Assets leased by such member as lessee) sufficiently free and clear of any liens, charges, pledges, security interests or other defects or encumbrances for the use of such property in the manner the same has been customarily used in the Newco Business.
          (c) Except for Permitted Exceptions, JR U.K. Holdings or a Subsidiary of JR U.K. Holdings has title to all real property (other than the Glory Land, which has been sold) and tangible personal property reflected as owned by JR U.K. Holdings and its Subsidiaries in the June Financial Statements sufficiently free and clear of any liens, charges, pledges, security interests or other defects or encumbrances for the use of such property in the manner the same has been customarily used in the Newco Business.
          (d) Except for Permitted Exceptions, JR N.H. Electric has title to all real property and tangible personal property reflected as owned by JR N.H. Electric in the June Financial Statements sufficiently free and clear of any liens, charges, pledges, security interests or other defects or encumbrances for the use of such property in the manner the same has been customarily used in the Newco Business.
          (e) Except for Permitted Exceptions, Berlin Mills Railway has title to all real property and tangible personal property reflected as owned by Berlin Mills Railway in the June Financial Statements sufficiently free and clear of any liens, charges, pledges, security interests or other defects or encumbrances for the use of such property in the manner the same has been customarily used in the Newco Business.
     6.15 Leases. Schedule 6.15 is a list of those Leases, other than leases of personal property which may be cancelled without material penalty upon not more than 60 days notice or which require the payment of not more than $20,000 per month. Except as set forth in Schedule 6.15, there is not, with respect to any of the scheduled Leases, any existing material default or event of default on the part of any member of the JR Group, excluding any default or event of default which would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     6.16 Newco Intellectual Property. Schedule 6.16 sets forth a complete and correct list of the Filed Newco Intellectual Property that is used exclusively in, or applicable exclusively to, the Newco Business. Except as set forth in Schedule 6.16, James River or another member of the JR Group owns the Filed Newco Intellectual Property and such Filed Newco Intellectual Property is subsisting on the record of the applicable Authority on the date hereof. Except as set forth in Schedule 6.16, there is no claim, suit, action or proceeding pending or threatened against any member of the JR Group asserting that its use of any Newco Intellectual Property infringes upon the rights of any third parties which could reasonably be expected to have a material adverse effect upon the Assets and the Newco Business, taken as a whole.
     6.17 Material Contracts. Schedule 6.17 sets forth a complete and correct list of every contract, agreement or commitment of the members of the JR Group, other than Leases, (each, a "Material Contract"):
          (a) which provides for aggregate future payments by the Newco Business of more than $500,000, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case such contract, agreement or commitment is listed only if any party thereto is obligated to make payments during the term thereof which will exceed $5,000,000 in the aggregate; or
          (b) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of the Assets.
          Except as set forth in Schedule 6.17, all of the Material Contracts are in full force and effect and there has not occurred, with respect to any Material Contract, any material default or event of default on the part of any member of the JR Group or any other party thereto, excluding any default or event of default which would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     6.18 Labor Matters. Schedule 6.18 sets forth a complete and correct list of every collective bargaining agreement covering Newco Employees. Except as set forth on Schedule 6.18, there are no material controversies, disagreements or disputes pending between James River or any other member of the JR Group and any of their respective employees which affect, or can reasonably be expected to affect, materially and adversely, the Assets and the Newco Business, taken as a whole, or which relate to any specific effort to prevent, restrict or delay consummation of the transactions contemplated by this Agreement.
     6.19 Employee Benefit Plans. (a) Schedule 6.19 lists all of the employee benefit plans and programs, including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all employment, incentive, vacation and other similar plans, that are maintained by James River or any of its Affiliates with respect to Newco Employees or to which James River or its Affiliates contribute on behalf of the employees of Newco Business (collectively, the "Employee Plans").
          (b) The Employee Plans that are maintained by James River or an Affiliate are in compliance in all material respects with applicable laws and regulations, and James River and its Affiliates have administered the Employee Plans in accordance with applicable laws and regulations in all material respects.
          (c) Each Employee Plan that is maintained by James River or an Affiliate and that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified, or an application for a determination letter to that effect has been submitted to the Internal Revenue Service and not rejected.
James River and its Affiliates have not been notified of, or incurred, any material liability to the PBGC under Section 4001 et seq. of ERISA with respect to the Employee Plans.
          (d) James River has made available to Newco copies of all Employee Plans and, where applicable, summary plan descriptions and annual reports filed within the last three years pursuant to ERISA or the Internal Revenue Code with respect to the Employee Plans.
          (e) Neither James River nor its Affiliates have engaged in any prohibited transactions, as defined in Section 4975 of the Internal Revenue Code, with respect to any Employee Plan that is a pension plan as defined in Section 3(2) of ERISA. None of the Employee Plans that are maintained by James River or an Affiliate and are subject to Section 412 of the Internal Revenue Code has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived. There has not been, with regard to any Employee Plan that is maintained by James River or an Affiliate and is subject to Section 4043 of ERISA, any reportable event, as defined in
Section 4043 of ERISA, that is required to be reported to the PBGC by law or regulation and that has not been so reported (other than a reportable event arising as a result of the transactions contemplated by this Agreement, which will be timely reported if required).
     6.20 Conduct of Business and Management of Assets since Date of June Financial Statements. (a) Between the date of the June Financial Statements and the date hereof, the members of the Group (i) have conducted the Newco Business and have managed the Newco Assets only in the usual, regular and ordinary manner consistent with past practice; and (ii) have used reasonable efforts to preserve intact the present business organization and operations of the Newco Business, keep available the services of its employees and preserve their respective relationships with the Newco Business.
          (b) James River has not, between the date of the June Financial Statements and the date hereof, caused or allowed Newco Holdings, Newco or any of the Stock Companies to:
               (i) make any payment (except payments for goods and services delivered or supplied in the ordinary course of business) to any member of the JR Group, except for (A) payments of principal and interest on Intercompany Loans, (B) payments made in respect of expenses incurred in connection with the transactions contemplated by this Agreement, (C) payments applied to the discharge of Assumed Liabilities or payments in reimbursements of payments applied to the discharge of Assumed Liabilities and (D) distributions or payments by JR U.K. Holdings of the net proceeds derived from the sale of the Glory Land.
               (ii) make, or cause to be made, (A) any
distribution from Newco Holdings to any member of the Group or
(B) any distribution from Newco to any member of the Group (other than Newco Holdings);
               (iii)     make any individual commitment for
capital expenditure related to the Newco Business in excess of $2,000,000, except pursuant to the Timber Transfer Agreement and the U.K. Stock Transfer Agreement;
               (iv) enter into any contract in respect of the Newco Business which shall require an expenditure of more than $2,000,000, except for orders for raw materials placed in the ordinary course of business; or
               (v) become indebted for borrowed money except with respect to Intercompany Loans and Reimbursable Advances.
               (vi) sell, dispose of, transfer or encumber, other than in the ordinary course of business, any of the Assets material to the Newco Business;
               (vii) amend, modify or cancel any Material Contract or Lease except in accordance with its terms; or
               (viii) enter into any binding agreement with respect to any of the foregoing, other than the Timber Transfer Agreement and the U.K. Stock Transfer Agreement.
          (c) Neither James River nor any member of the JR Group has, between the date of the June Financial Statements and the date hereof:
               (i)  except for the sales of timber lands of
approximately 1500 acres and two lots of approximately one-half acre in the aggregate, and the disposition of other timberlands pursuant to arrangements under which timber cutting rights or similar rights have been retained for use in the Newco Business, sold, disposed of, transferred or encumbered, other than in the ordinary course of business, any of the Assets material to the Newco Business; or
               (ii) amended, modified or cancelled any Material Contract or Lease except in accordance with its terms.
     6.21 Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees shall be paid by Newco pursuant to a separate agreement, no broker, finder or investment banker is entitled to any fee or commission for services rendered to, on behalf of, James River or any other member of the JR Group in connection with the transactions contemplated by this Agreement.

     6.22 Sufficiency of Assets. The Assets, the rights granted to Newco under Article XI and rights under certain Related Agreements include all of the assets necessary to conduct the Newco Business in substantially the same manner as it is presently being conducted.
     6.23 Undisclosed Liabilities. Except as disclosed on the schedules hereto or elsewhere herein, or as known by any Person listed on Schedule 6.23, there exist no liabilities that are required to be assumed by Newco hereunder that would be reflected on a balance sheet (or in footnotes thereto) for the Newco Business prepared as of the date hereof in accordance with the principles and methods applied in the June Financial Statements, other than (i) liabilities reflected in the June Financial Statements, (ii) liabilities incurred in the ordinary course of business, and (iii) liabilities that do not materially adversely affect the Assets and the Newco Business, taken as a whole.
     6.24 Insurance. The Newco Business has been insured through the Paper Contribution Date in a manner and amount that is customary in the industry for businesses similar to the Newco Business.

                           ARTICLE VII
   REPRESENTATIONS AND WARRANTIES OF NEWCO HOLDINGS AND NEWCO

     Each of Newco Holdings and Newco represents and warrants the following to James River as of the date hereof:
     7.1 Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as it is contemplated to be carried on hereunder.
It is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Newco Business makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Assets and the Newco Business, taken as a whole.
     7.2 Authority Relative to this Agreement and the Related Agreements. It has corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is contemplated to be a party and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by it of this Agreement and the Related Agreements to which it is a party and the consummation by it of the transactions contemplated on its part hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary with respect thereto. This Agreement constitutes, and any Related Agreement to which it is a party when executed and delivered by it will constitute, its valid and binding obligations, enforceable in accordance with their terms except as the same may be limited by
(i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.
     7.3 Non-Contravention. The execution and delivery by it of this Agreement does not, and its execution and delivery of any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or result in a breach of any provision of its Articles of Incorporation or Bylaws.

                          ARTICLE VIII
                      ADDITIONAL AGREEMENTS

     8.1 Conduct of Business and Management of Assets. (a) After the date hereof and until the Spinoff Record Date, the members of the Group (i) shall conduct the Newco Business only in the usual, regular and ordinary manner consistent with past practice; and (ii) shall use reasonable efforts to preserve intact the present business organization and operations of the Newco Business, keep available the services of its employees and preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Newco Business. In this regard, to the extent necessary to fund working capital levels consistent with past practice, James River shall advance to Newco, from time to time until the date on which Newco receives the Debt Proceeds, Reimbursable Advances which shall bear interest at a rate equal to the Average Cost of Funds.

          (b) (i) After the date hereof and until the Timber Transfer Date, James River shall cause JRTC to manage the Timber Assets in a manner consistent with past practice; provided, that, after the Paper Contribution Date, James River shall cause JRTC to manage and operate the Timber Assets on behalf, and for the account, of Newco Holdings or the First Designee or the Second Designee.
               (ii) In accordance with the proviso included in clause (i) above, Newco Holdings or the First Designee or the Second Designee shall assume all loss, profit and risk of loss with respect to the Timber Assets as of the Paper Contribution Date. Any cumulative loss with respect to the Timber Assets funded by James River or JRTC between the Paper Contribution Date and the Timber Transfer Date shall constitute a Reimbursable Advance and any profits after tax earned with respect to the Timber Assets during such period shall constitute "Post-Contribution Timber Profits" for purposes of Section 2.1(b)(i)(C) and Section 2.2(a) .
     8.2 Forbearances by James River, Newco Holdings, Newco and the JR U.K. Group. Except as specifically contemplated by this
Agreement:
          (a) James River shall not, after the date hereof, cause or allow Newco Holdings, Newco or any of the Stock Companies to:
               (i) make any payment (except payments for goods and services delivered or supplied in the ordinary course of business) to any member of the JR Group, except for (A) payments of principal and interest on Intercompany Loans, (B) payments made in respect of expenses incurred in connection with the transactions contemplated by this Agreement, (C) payments applied to the discharge of Assumed Liabilities or payments in reimbursement of payments applied to the discharge of Assumed Liabilities;
               (ii) make, or cause to be made, (A) any
distribution from Newco Holdings to any member of the Group or
(B) any distribution from Newco to any member of the Group (other than Newco Holdings);
               (iii)     make any commitment for capital
expenditures in respect of any individual project related to the Newco Business in excess of $2,000,000;
               (iv) enter into any contract in respect of the Newco Business which shall require an expenditure of more than $2,000,000, except for orders for raw materials placed in the ordinary course of business;
               (v) become indebted for borrowed money except as contemplated by the Timber Transfer Agreement, the U.K. Stock Transfer Agreement, Section 3.2 or Section 3.3 hereof or with respect to Intercompany Loans and Reimbursable Advances; or
               (vi) enter into any binding agreement with respect to any of the foregoing.
          (b) Neither James River nor any other member of the JR Group shall, after the date hereof:
               (i) sell, dispose of, transfer or encumber, other than in the ordinary course of business, any of the Assets material to the Newco Business;
               (ii) amend, modify or cancel any Material Contract or Lease except in accordance with its terms;
               (iii) enter into any binding agreement with respect to any of the foregoing.
          (c) From the date hereof until January 1, 1996, neither Newco Holdings, Newco nor any member of the JR U.K. Group shall make or cause to be made any distribution from any member of the JR U.K. Group to Newco Holdings, Newco, any member of the JR U.K. Group or any Subsidiary or Affiliate of any of the foregoing.
     8.3 Taxes and Recording Fees. (a) All property taxes and special assessments payable or refunds receivable in respect of any of the Real Property shall be governed by the Tax Agreement.
          (b) All sales and transfer taxes and fees (including filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby and all required tax returns and other documents relating to such taxes and fees shall be paid in accordance with the Tax Agreement.
     8.4 Mail Received After Spinoff. (a) Following the Spinoff, Newco may receive and open all mail addressed to any member of the JR Group and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Newco Business. Newco shall deliver or cause to be delivered to James River, promptly after receipt by Newco, all mail, including, without limitation, payments of accounts or claims receivable, addressed to any member of the JR Group which does not relate to the Newco Business.
          (b) Following the Spinoff, James River may receive and open all mail addressed to any member of the Spin Group and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof do not relate to the Newco Business. James River shall deliver or cause to be delivered to Newco, promptly after receipt by James River or any of its Subsidiaries, all mail, including, without limitation, payments of accounts or claims receivable, addressed to any member of the Spin Group which relates to the Newco Business.
     8.5 Retention of Books and Records. For a period of seven years after the Spinoff Date, the parties shall retain all books or records relating to the Assets or the Newco Business. After such seven-year period, any party shall provide not less than 45 nor more than 90 days prior written notice to the other party of any proposed destruction or disposition of any such books and records. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time before the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. The requesting party shall pay all out-of-pocket costs associated with the locating, photocopying (if necessary) and delivery of the requested documents. To the extent that any Related Agreement requires treatment or retention of any books, records or documents in a fashion other than as set forth in this Section 8.5, the provisions of such Related Agreement shall control.
     8.6 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid out of the Debt Proceeds by Newco.
     8.7  Confidentiality.  (a)      Newco and Newco Holdings
shall each hold, and shall cause its respective Representatives and the Representatives of all members of the Spin Group to hold, and James River and James River Paper shall each hold, and shall cause its respective Representatives and the Representatives of all members of the JR Group to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information obtained by such parties in connection with the transactions contemplated hereby or otherwise obtained hereunder ("Confidential Information") except to the extent that such Information can be shown to have been or to have become (i) generally available to the public other than as a result of disclosure by any Representative of a party other than the parties entitled to the protection offered hereby, (ii) made available to the public on a nonconfidential basis from a source other than a Representative of a party entitled to the protection offered hereby, or (iii) known to the party receiving such Information before the date of disclosure of such Information to such party. However, nothing contained in this Section 8.7 shall preclude the disclosure of Confidential Information, on the condition that it remain confidential, to auditors, attorneys, lenders, financial advisors and other consultants and advisors in connection with the performance of their duties in preparation for the consummation of the transactions contemplated hereby.
          (b) The provisions of Section 8.7(a) notwithstanding, Newco acknowledges that, as of the Paper Contribution Date, as specified in Article X, it shall employ certain former employees of James River, or its Affiliates, who before such date had access, or were exposed, to Excluded Technology. Newco agrees that it shall not utilize the services of any such person in connection with research relating to, or the development or improvement of, technology which is similar in purpose and method to Excluded Technology to which such person had access or was exposed in the course of his employment with any member of the JR Group.
     8.8 Public Announcements. The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without providing reasonable notice to the other parties hereto of the intent to do so and obtaining the consent of the other parties hereto, unless such action is required by law.
     8.9 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all action and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the satisfaction of the conditions listed in Articles III, XII or XIII that are within the control of such party and the obtaining of all consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement. Each party shall cooperate fully with the other parties hereto in assisting such parties to comply with this Section 8.9. However, no party shall be required to initiate any litigation, make any payment or incur any economic burden in connection with the obtaining of any consent, waiver, authorization, order or approval, and if, despite such efforts, any party is unable to obtain any consent, waiver, authorization, order or approval, the other party or parties may terminate this Agreement and shall have no liability therefor.
     8.10 Further Assurances.  (a)  Subject to the provisions of
Section 8.12 and Section 8.13, each of James River and James River Paper shall, at the request of Newco Holdings or Newco, at or after the Spinoff Date, without further consideration, do, execute, acknowledge or deliver, or shall cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Newco Holdings or Newco, or for aiding and assisting in the collection of or reducing to possession by Newco Holdings or Newco, any of the Newco Assets; provided, however, that the obligation of James River and James River Paper under this Section 8.10 shall not require either such party to expend any funds or incur any economic burden in connection with obtaining any consents from third parties, whether governmental or private, or to pay any transfer, filing or recordation taxes or fees, except as otherwise provided in this Agreement.
          (b)  Subject to the provisions of Section 8.12 and
Section 8.13, each of Newco and Newco Holdings shall, at the request of James River, at or after the Spinoff Date, without further consideration, do, execute, acknowledge or deliver, or shall cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assumptions or assurances as may be reasonably required for the better effecting or evidencing the assumption of the Assumed Liabilities, or for reconveying, or evidencing James River Paper's or JRTC's rights in and to, any Excluded Asset; provided, however, that the obligation of Newco and Newco Holdings under this Section 8.10 shall not require either such party to expend any funds or incur any economic burden in connection with obtaining any consents from third parties, whether governmental or private, or to pay any transfer, filing or recordation taxes or fees, except as otherwise provided in this Agreement.
     8.11 Use of James River Name. Within 12 months after the Spinoff Date, each of Newco Holdings and Newco (i) shall remove all names, logos or marks which include the words "James River" or the letters "JR" ("James River Corporate Designations") from, or render the same illegible on, all Newco Assets and all assets held directly or indirectly by any Stock Company on which such Designations are imprinted or legible or (ii) shall discontinue use of any asset described in clause (i) bearing James River Corporate Designations. Notwithstanding the foregoing, each of Newco Holdings and Newco shall be permitted to use the James River Corporate Designations with respect to Inventory constituting work-in-process or finished goods on which a James River Corporate Designation is imprinted or affixed at the Spinoff Date until such Inventory is sold. Each of Newco Holdings and Newco undertakes to use reasonable best efforts to sell such Inventory within twelve months after the Spinoff Date. At the end of the twelve-month period referred to in the preceding sentence (or upon completion of the removal, rendering illegible or discontinuance of the James River Corporate Designations and variations thereof described above, whichever occurs sooner), an executive officer of Newco shall notify James River that such removal, rendering illegible or discontinuance has been completed. Except as expressly permitted by this
Section 8.11, neither Newco Holdings, Newco nor any of their respective Affiliates (other than members of the JR Group) shall use the James River Corporate Designations or any similar mark or name.
     8.12 Instruments of Conveyance and Transfer, etc. On the date each Newco Asset is contributed or transferred hereunder, James River shall deliver to Newco such deeds, bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment as shall be reasonably necessary to transfer each Newco Asset to Newco; provided, however, that all such instruments shall be without recourse and without representation or warranty (all such representations and warranties being made exclusively in this Agreement). To the extent not completed by the Paper Contribution Date, as promptly as possible and no later than the Spinoff Date, James River shall take all such steps as may be reasonably required to put Newco in possession and operating control of the Newco Assets. Except as otherwise contemplated by Section 2.2, if any member of the JR Group shall hold title to any asset that would be included in the Newco Assets were such asset owned by James River Paper, James River Paper and James River shall take whatever steps are necessary to transfer such asset to Newco and such asset shall for all purposes of this Agreement be deemed part of the Newco Assets; provided, however, that in the case of a Subsidiary which is not wholly-owned by James River Paper, directly or indirectly, and in the case of any Affiliate which is not a Subsidiary, James River Paper need only use its reasonable best efforts to effect such transfer.
     8.13 Assignment of Contracts, Rights, etc. (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the right, title or interest of any member of the JR Group in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of any member of the JR Group thereunder. James River shall use its reasonable best efforts to obtain, and Newco agrees to cooperate with James River in its efforts to obtain, any required third party consent to the assignment or transfer thereof to Newco. If such consent is not obtained, James River and Newco shall cooperate in any reasonable arrangements designed to provide Newco with the benefits thereunder, including enforcement for the benefit of Newco of any and all rights of members of the JR Group against such third party arising out of the cancellation by such third party or otherwise.
          (b)  Notwithstanding the foregoing provisions of this
Section 8.13, the obligations of the members of the JR Group under this Section 8.13 shall not include any obligation to make any payment or to incur any economic burden.
     8.14 ESOP Sale.  As soon as practicable after the Spinoff,
(i) Newco Holdings shall effect the ESOP Sale by selling to Newco Holdings' ESOP, and Newco Holdings' ESOP shall purchase from Newco Holdings, for $10,000,000 cash, Newco Holdings Common Shares and (ii) Newco Holdings shall use the proceeds of the ESOP Sale to make a contribution to the capital of Newco.
     8.15 Insurance for Newco Assets and Newco Business after Paper Contribution Date. On the Paper Contribution Date (or, with respect to title insurance for real property other than the Paper Real Property, on the date on which such property is transferred to, or acquired by, Newco), Newco shall purchase casualty, liability and title insurance in respect of the Newco Assets, the Stock Company Assets and the Newco Business in accordance with James River's past practice, and in such amounts as are customarily purchased with respect to assets and businesses similar to the Newco Assets, the Stock Company Assets and the Newco Business.
     8.16 No Solicitation of Employees. (a) For a period of one year after the Spinoff Date, neither James River, any other member of the JR Group nor any Representative of any of the foregoing shall, in any manner, directly or indirectly, (i) solicit any Newco Employee or any employee of Newco Holdings (each, a "Holdings Employee") to terminate his or her employment with either Newco or Newco Holdings or (ii) otherwise recruit or encourage any Newco Employee or Holdings Employee to become an employee of, or a consultant to, any member of the JR Group.
          (b) For a period of one year after the Spinoff Date, neither Newco, Newco Holdings, any other member of the Spin Group nor any Representative of any of the foregoing shall, in any manner, directly or indirectly, (i) solicit any employee of a member of the JR Group (each, a "James River Employee") to terminate his or her employment with such member of the JR Group or (ii) otherwise recruit or encourage any James River Employee to become an employee of, or a consultant to, Newco, Newco Holdings or any other member of the Spin Group.
          (c) As promptly as practicable after the Spinoff Date, each party hereto shall use its best efforts to advise the appropriate Subsidiaries and Representatives of such party (including the department heads and human resources personnel) of their respective obligations set forth in this Section 8.16.
          (d)  Notwithstanding clauses (a) through (c) of this
Section 8.16, no party hereto shall be restricted from soliciting for employment any employee of any other party hereto who has left the employment of such other party other than as a result of the breach of this Section 8.16 by any party hereto.
     8.17 Distribution to James River of Cash in JR U.K. Holdings and its Subsidiaries. On the date on which Newco obtains the Debt Proceeds, Newco shall pay to James River an amount equal to the aggregate amount of cash and cash equivalents (including, without limitation, cash on hand and in bank accounts, certificates of deposit, commercial paper and securities) that would be reflected as owned by JR U.K. Holdings and its Subsidiaries in a balance sheet prepared as of the U.K. Stock Transfer Date in accordance with the principles and methods applied in the June Financial Statements. Such amount shall be translated into U.S. Dollars by applying an exchange rate equal to the average over the five business days next preceding the U.K. Stock Transfer Date of the closing quotations of the exchange rate for British Pounds into U.S. Dollars listed in the table entitled "Currency Trading - Exchange Rate" in the Wall Street Journal.
     8.18 Local Bank Accounts. As of the Paper Contribution Date, James River shall, at its election, either (a) remove the names of all Newco Employees as signatories on any bank accounts customarily used in connection with the Newco Business and subsequently deal with such accounts as it deems appropriate, or
(b) transfer such accounts to Newco after transferring any funds remaining in such accounts to other bank accounts designated by James River. If James River elects to proceed in accordance with
(b) above, James River and Newco shall cooperate to require the removal of the name of any member of the JR Group from the names of such accounts and to remove the names of any employees of the JR Group as signatories on such accounts.
     8.19 Parchmentizing Business. Newco and Newco Holdings recognize that James River Paper is currently negotiating for the sale of the parchmentizing business it now carries on at property located adjacent to the Parchment, Michigan, Plant Site. In accordance with the foregoing:
          (a) Newco agrees that upon the request of James River or James River Paper, Newco will either, at James River Paper's election (i) enter into a Patapar Trademark License Agreement and a Curtis Fine Papers Division Sales and Warehousing Agreement, in substantially the forms attached hereto as Exhibit CC and Exhibit DD, respectively (together, the "Parchmentizing Agreements") in lieu of James River Paper's entering into the same, or (b) if James River Paper has entered into the Parchmentizing Agreements, upon James River Paper's assignment thereof to Newco, assume the obligations of James River Paper under the Parchmentizing Agreements.
     (b) Newco recognizes that James River Paper may be required to guarantee the monetary obligations arising from the Parchmentizing Agreements, including any monetary damages resulting from any breach of Newco's performance under the Parchmentizing Agreements. Upon Newco's entering into, or assuming the obligations of James River Paper under, the Parchmentizing Agreements, Newco shall execute an agreement in form reasonably satisfactory to James River Paper pursuant to which Newco shall indemnify and hold harmless James River Paper for any loss, damage, costs, expenses (including reasonable attorneys' fees) or claims arising out of or in any way connected with any default by Newco in the performance of its obligations undertaken or assumed under either of the Parchmentizing Agreements.
     (c) In addition, Newco recognizes that James River Paper may be asked to restrict its production of silicone grease proof paper for pan liner application (hereinafter the "Pan Liner Paper"), and Newco agrees that upon the request of James River Paper or James River, Newco will enter into an agreement, or an assignment of an agreement, which would, at James River Paper's election, either (i) restrict the production levels at the Reigel Mill in Milford, New Jersey (the "Reigel Mill") to the production levels at such mill in fiscal year 1994 and/or (ii) limit sales to either the existing customer base at the Reigel Mill during fiscal year ended 1994 or the customer base at such mill as of a more recent date. Either of the foregoing restrictions would apply in the event that Newco relocates the production of its Pan Liner Paper to a site other than the Reigel Mill or determines to start-up the production of the Pan Liner Paper at any additional location. This agreement will be binding on Newco and its successors and assigns from the closing date of James River Paper's sale of its parchmentizing business until December 31, 1998.

                           ARTICLE IX
                      ENVIRONMENTAL MATTERS

     9.1 ISRA Obligations and Liabilities. (a) James River has applied to NJDEP for a LNA or other instrument to limit the applicability or the effect of ISRA with respect to this Agreement and the transfer of the Milford Mill to Newco.
          (b) If NJDEP does not issue a LNA prior to the Paper Contribution Date, James River and Newco shall work together to negotiate with NJDEP for the issuance of an ISRA Remediation Agreement in which Newco shall be the responsible party.
          (c) Subject to subsection (e) of this Section 9.1, Newco shall take or shall cause to be taken all actions necessary to comply with ISRA and to obtain a "No Further Action" letter from NJDEP with respect to the Milford Mill. James River agrees to cooperate with Newco in the ISRA process to the extent reasonable and necessary.
          (d) Except as provided for in this Section 9.1, Newco shall bear all costs relating to ISRA compliance. Newco shall bear all investigation cost incurred in connection with ISRA compliance (including without limitation the costs of report preparation) without any reimbursement from James River.
          (e) Newco shall apply for and make best efforts to obtain a deferral of the preparation, approval or implementation of a remedial action work plan pursuant to NJ Stat. sect. 13:1K-11. If, pursuant to ISRA, NJDEP shall require the implementation of remedial action under ISRA in respect of the Remediation
Agreement entered into in connection with the transfer of the Milford, New Jersey Plant Site, and any remedial action commences within six (6) years of the date of this Agreement, James River shall be obligated to pay fifty (50%) percent of the costs of such ISRA-required remediation unless such requirement arises in connection with a transfer of the Milford New Jersey Plant Site, or any portion thereof, after the Paper Contribution Date (either directly or indirectly, such as by virtue of a transfer of ownership of the entity holding title to the Milford, New Jersey, Plant Site). Notwithstanding these provisions, James River shall bear no liability for costs associated with those properties historically known as the "Old Abandoned Landfill", the "Pastore Landfill", the "Warren Glen Landfill" or the "#3 Sludge Lagoon."
          (f) James River's obligations under this Section 9.1 are further conditioned as follows:
               (i) Newco shall provide James River drafts of all submissions under ISRA for review and comment, and further agrees that, where practicable, it will consider all reasonable comments for incorporation into the final submissions. Newco also shall provide, on a timely basis, copies of all communications between Newco and NJDEP relating to ISRA, and shall otherwise keep James River fully informed of its progress in achieving compliance with ISRA.
               (ii) Regardless of whether ISRA is triggered in the future by Newco, James River shall not be liable or responsible for the analysis and the remediation and any and all other responsibilities relating to any conditions created or occurring after the Spinoff Record Date to the extent caused by the actions after the Spinoff Record Date of any Persons (other than James River, its Affiliates, employees, consultants, representatives or agents or persons acting on behalf or at the direction of any such Person) all of which shall be the responsibility of Newco.
               (iii)     After the Spinoff Record Date, Newco
will not instigate, arrange, conduct or otherwise facilitate intrusive investigation (e.g., digging up underground tanks or performing site borings) other than (v) as required by NJDEP under ISRA, (w) in the normal course of business in the good faith exercise of business judgment (exercised without regard to the terms of this Agreement), which judgment shall be made by the senior management of Newco, (x) as required by applicable law or agreement entered into with lenders in connection with the financing of the transactions contemplated by this Agreement or any refinancing or refunding or replacement thereof, (y) in connection with the defense or investigation of a third party or governmental claim, or (z) to identify the cause or basis for any potential problem which is apparent from evidence other than the proposed intrusive investigation, provided such action is reasonable under the circumstances.
               (iv) After the Spinoff Record Date, Newco will not instigate, arrange, conduct or otherwise facilitate remediation other than (x) as required by NJDEP under ISRA or (y) upon a determination by the senior management of Newco in the good faith exercise of business judgment (exercised without regard to the terms of this Agreement) that such action shall be taken;
provided that if James River, as promptly as practicable but in any event within 30 days of receiving written notice of the proposed action and the reasons therefor (with reasonable supporting detail), notifies Newco in writing that it disagrees with the judgment made by the senior management of Newco, which James River notice shall specify the reasons therefor (with reasonable supporting detail), Newco and James River will each in good faith attempt to resolve the disagreement on a reasonable basis with the assistance of their respective environmental consultants and any remaining disagreements shall promptly be referred to an independent consultant having expertise in the matter at issue, mutually acceptable to the parties (or if the parties cannot agree on the selection of such consultant and their respective environmental consultants cannot so agree, the American Arbitration Society shall select, or designate a recognized mediation authority to select, such a consultant who shall be independent from each of the parties and whose fees and expenses shall be paid equally by the parties, who shall evaluate the facts and circumstances at issue, taking into consideration both environmental concerns and the economic consequences to the affected business operations, and shall recommend a course of action which the independent consultant believes in his good faith judgment (exercised without regard to the availability of James River funding under this Agreement) should be taken. Such recommendation shall be final and binding upon the parties. The parties agree to act as promptly as practicable in implementing the procedures set forth in clause (y). The parties further agree, in the event of exigent circumstances that require remediation by Newco before the procedures in clause (y) can be implemented, that Newco may undertake such remediation at its own expense and shall be entitled to indemnification to the extent that its actions are subsequently ratified by the procedures set forth in clause (y). Notwithstanding this subsection (iv) of
Section 9.1(f), Newco may elect to undertake voluntary remediation at its own expense and without reimbursement from James River.
               (v) Newco, in consultation with James River, shall have the right to plan, implement and control actions taken to remediate conditions or to contest a proposed ISRA remediation; James River and Newco shall cooperate fully and in good faith with each other in respect of such Remedial Actions; Newco will act in good faith in planning, implementing and controlling any Remedial Actions, and in the case of any disagreement between Newco and James River over the need for or timing or any Remedial Action, Newco and James River will each in good faith attempt to resolve the disagreement on a reasonable basis with the assistance of their respective environmental consultants, with any remaining disagreements to be resolved in the good faith business judgment of the board of directors of Newco (exercised without regard to the terms of this Agreement); provided that if James River, as promptly as practicable but in any event within 30 days of receiving written notice of the proposed action and the reasons therefor (with reasonable supporting detail), notifies Newco in writing that it disagrees with the judgment made by the board of directors of Newco, which James River notice shall specify the reasons therefor (with reasonable supporting detail), the matter shall promptly be referred to an independent consultant having expertise in the matter at issue, mutually acceptable to the parties (or if the parties cannot agree on the selection of such consultant and their respective environmental consultants cannot so agree, the American Arbitration Society shall select, or designate a recognized mediation authority to select, such a consultant who shall be independent from each of the parties and whose fees and expenses shall be paid equally by the parties, who shall evaluate the facts and circumstances at issue, taking into consideration both environmental concerns and the economic consequences to the affected business operations, and shall recommend a course of action which the independent consultant believes in his good faith judgment (exercised without regard to the availability of indemnification under this Agreement) should be taken. Such recommendation shall be final and binding upon the parties. The parties agree to act as promptly as practicable in implementing the foregoing procedures.
               (vi) James River shall be obligated to contribute funds for a Remedial Action only to the extent such Remedial
Action is necessary to achieve a reasonable standard of compliance (e.g., non-residential cleanup standards) with Environmental Statutes in effect as of the date of the Remediation Agreement in order to fulfill its obligations under this Section 9.1 and in no event shall James River have any liability hereunder arising for any increase in remediation costs resulting from any change in Environmental Laws after the Spinoff Record Date; and
               (vii)     James River's obligations under this
Section 9.1 shall be reduced to the extent that the acts or omissions to act or gross negligence by Newco or its Affiliates, successors or assigns (with respect to matters actually known to such Person, including the actual knowledge of its directors) after the Spinoff Record Date substantially and adversely affect such obligations.
          (g) The provisions of this Section 9.1 deal only with compliance with ISRA and shall not in any manner affect Newco's assumption of liabilities as provided in Section 2.3(a).
     9.2 Expenditures for Environmental Investigation and Compliance. Except as set forth in Section 9.1 above, Newco shall be responsible for making any capital or other expenditures which may be required for it to comply with any Environmental
Law, including, without limitation, environmental regulations under development as of the Paper Contribution Date (including, without limitation, the Proposed Cluster Rules).

                            ARTICLE X
              EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

    10.1 Newco Employees. (a) As of the Paper Contribution Date, except as specifically provided otherwise in this Article X, Newco shall be responsible for wages, salaries and other employee benefits for the following persons (collectively, the "Newco Employees"), who shall be included on the list contemplated in this Section 10.1:
               (i) all persons employed by James River or any of its Affiliates in the Newco Business immediately before the Paper Contribution Date;
               (ii) all employees of James River or any of its Affiliates who are absent from work on account of disability, layoff, leave of absence or for any other reason on the Paper Contribution Date, whether or not they return to active employment with Newco after the Paper Contribution Date, whose last day of active employment was in the Newco Business;
               (iii) all employees of James River or any of its Affiliates who are not employed in the Newco Business immediately before the Paper Contribution Date but who, in the ordinary course of business, or if not in the ordinary course of business, with the consent of Newco and subject to any restrictions on solicitation of employees specified herein or in the Related Agreements, become employees of Newco on or before the Spinoff Date or who become employees of Newco within 60 days after the Spinoff Date;
               (iv) all persons who retired or whose employment with James River or an Affiliate otherwise terminated before the Paper Contribution Date and who can be identified as having been employed by or primarily in connection with the Newco Business on their last day of active employment (other than former employees who retired or terminated employment before the Paper Contribution Date and whose last day of active employment was at the Oakland headquarters, and who are not otherwise employees of the Newco Business under this Section 10.1); and
               (v) all persons with retirement benefits accrued or payable under (x) the Retirement Plan for Bargaining Unit Hourly Paid Employees of James River Paper Co., Inc. - Milford,
(y) the Retirement Plan for Bargaining Unit Hourly Paid Employees of James River Paper Company, or (z) James River Plan No. 10.
          (b) For purposes of this Article X, all persons described in subsection (a) who have been or will be compensated on an hourly basis or who have been or are subject to a collective bargaining agreement shall be referred to as "Hourly Newco Employees," and all persons described in subsection (a) who have been or will be compensated on a salaried basis (or otherwise are classified by James River as salaried employees) shall be referred to as "Salaried Newco Employees." In this
Article X, references to "Newco" shall be deemed to include Newco Holdings, and references to "Newco Holdings" shall be deemed to include Newco. For purposes of this Article X only, the Newco Business includes the parchmentizing equipment at James River's Parchment mill ("Parchmentizing"), so that employees and former employees of Parchmentizing are considered Newco Employees. As clarification, a former employee whose last day worked was in James River's Epic mill is not a Newco Employee.
          (c) James River will provide Newco with a preliminary list of Newco Employees, and James River and Newco will agree on a list of Newco Employees before the Paper Contribution Date. Employees described in subsection (a)(iii) above shall be added to the list within 90 days after the Spinoff Date. If, after the Spinoff Date, James River or Newco identifies additional Newco Employees who should be added to the list based on the criteria described in subsections (a)(i) through (v) above, such employees shall be added to the list of Newco Employees. If a Newco Employee is identified and added to the list after plan assets have been transferred pursuant to Sections 10.6, 10.7 and 10.8, James River and Newco shall make appropriate arrangements, based on the terms set forth in Sections 10.6, 10.7 and 10.8, as applicable, for the transfer of the Newco Employee's accrued benefits to Newco's applicable plans. James River and Newco will each appoint a representative to review the preliminary list of Newco Employees and agree on any appropriate changes and to review and agree on any subsequent additions to the list. If the representatives cannot agree, Ernest S. Leopold and Stephen E. Hare will together make the final determination as to who should be included on the list of Newco Employees.
     10.2 Salaried Employee Employment and Employee Benefits.
(a) Newco shall offer employment, effective as of the Paper Contribution Date (or, in the case of any Newco Employee specified in Section 10.1(a)(iii), effective as of the date of hiring), to each of the Salaried Newco Employees described in Sections 10.1(a)(i), 10.1(a)(ii) and 10.1(a)(iii) on terms and conditions that are initially equivalent to those provided by James River immediately before the Paper Contribution Date. For purposes of this Agreement, equivalent terms and conditions of employment means employment with Newco at the same or greater salaries as those provided by James River and its Affiliates immediately before the Paper Contribution Date and at salary grades substantially similar to those provided by James River and its Affiliates immediately before the Paper Contribution Date, without requiring relocation of the employees. Newco shall enter into an employment agreement with Ernest S. Leopold in substantially the form attached hereto as Exhibit EE. Absent a specific written agreement to the contrary, Newco's offer of employment to each Salaried Newco Employee shall not be deemed a contract of employment.
          (b) Newco shall offer Salaried Newco Employees benefits that in the aggregate are initially not less favorable than the benefits currently in effect with James River and its Affiliates. For purposes of this Section 10.2(b), benefits include any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, leave of absence, layoff, vacation, cafeteria, life, health, accident, disability, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind (including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA).
          (c) Newco shall treat service of each Salaried Newco Employee with James River, its Affiliates and its predecessor companies before the Paper Contribution Date as if such service had been with Newco for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting under plans maintained by Newco.
     10.3 Hourly Employee Employment and Employee Benefits. (a) Newco shall offer employment, effective as of the Paper Contribution Date (or, in the case of any Newco Employee specified in Section 10.1(a)(iii), effective as of the date of hiring), to each of the Hourly Newco Employees described in Sections 10.1(a)(i), 10.1(a)(ii) and 10.1(a)(iii) on terms and conditions that initially are equivalent to those provided by James River immediately before the Paper Contribution Date. Absent a specific written agreement to the contrary, Newco's offer of employment to each Hourly Newco Employee shall not be deemed a contract of employment.
          (b) Newco shall provide such compensation and benefits as are from time to time required by the applicable collective bargaining agreements for Hourly Newco Employees covered by such agreements.
          (c) Newco shall treat service of each Hourly Newco Employee with James River, its Affiliates and its predecessor companies before the Paper Contribution Date as if such service had been with Newco for purposes of (i) seniority rights and benefits (to the extent related to service) under collective bargaining agreements covering Hourly Newco Employees and (ii) determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting under plans maintained by Newco.
     10.4 Assumption of Liabilities.   Except as specifically
provided otherwise in this Article X, as of the Paper Contribution Date, Newco shall assume all employee-related liabilities and obligations that are payable on or after the Paper Contribution Date with respect to Newco Employees and their beneficiaries and dependents, without regard to when such liabilities and obligations arose. Without limiting the foregoing, Newco shall specifically assume any severance or separation liabilities, including costs and expenses related thereto, arising out of the transactions contemplated by this Agreement with respect to Newco Employees; provided, however, that James River shall remain liable for (and shall reimburse Newco for) severance pay obligations at the benefit levels in effect as of the Paper Contribution Date (including employer FICA and FUTA taxes, but not pension or other obligations) that are payable to Newco Employees as a direct result of James River's shutdown in June, 1995 of the No. 10 paper machine included in the Berlin Equipment and the tissue converting operation at Berlin. James River shall be liable for employee liabilities with respect to Newco Employees in Parchmentizing (as described in Section 10.1(b)) to the extent provided in the KVP Parchment Agreement attached as Exhibit BB.
     10.5 Collective Bargaining Agreements. On the Paper Contribution Date, Newco shall adopt and assume the collective bargaining agreements covering Hourly Newco Employees as a successor employer to James River or an Affiliate. Newco shall assume, as a successor employer, the obligations of James River and its Affiliates to contribute to multiemployer plans (as defined in Section 3(37) of ERISA) that cover Hourly Newco Employees who are covered by multiemployer plans. On and after the Paper Contribution Date, any withdrawal liability obligations that may be payable to a multiemployer plan with respect to Hourly Newco Employees, regardless of whether such obligations relate to services performed before or after the Paper Contribution Date, shall be the sole responsibility of Newco.
     10.6 Pension Plans for Hourly Newco Employees. (a) As of the Paper Contribution Date, all benefits under the pension plans listed on Schedule 10.6(a) shall be frozen, and participants shall not accrue additional benefits under such plans after the Paper Contribution Date. Each pension plan listed on Schedule 10.6(a) is referred to as a "Frozen Transferred Hourly Plan". Newco shall assume all of James River's rights and obligations with respect to the Frozen Transferred Hourly Plans as of the Paper Contribution Date. Newco shall maintain each Frozen Transferred Hourly Plan on and after the Paper Contribution Date, and Newco Holdings shall take all actions necessary to be substituted for James River with respect to each Frozen Transferred Hourly Plan. James River and its Affiliates shall have no liability for a Frozen Transferred Hourly Plan on or after the Paper Contribution Date, except as provided in subsection (n) below.
          (b) As of the Paper Contribution Date, Newco shall establish a defined benefit pension plan and trust, which shall be initially comparable to the James River II Retirement Plan (Schedules 48 and 106) (the "James River II Plan") as it relates to the Hourly Newco Employees covered by the James River II Plan, which shall provide that benefits are frozen as of the Paper Contribution Date, and which shall be qualified under Sections 401 and 501 of the Internal Revenue Code (the "Frozen JRII Plan"). The Frozen JRII Plan shall provide that each Hourly Newco Employee covered by the Frozen JRII Plan shall be given credit under the Frozen JRII Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Hourly Newco Employee's service before the Paper Contribution Date with James River, its Affiliates and its predecessor companies, to the same extent that the James River II Plan gave credit for such service to the Hourly Newco Employee. Hourly Newco Employees shall not accrue benefits after the Paper Contribution Date under the Frozen JRII Plan or under any defined benefit plans maintained by James River or its Affiliates (other than Newco). James River and its Affiliates shall have no liability for the Frozen JRII Plan, except as provided in subsection (n) below. The Frozen JRII Plan and the Frozen Transferred Hourly Plans are each referred to as a "Frozen Hourly Plan". Participants in the Frozen Hourly Plans shall receive credit for their service with Newco and its Affiliates on and after the Paper Contribution Date for purposes of vesting and eligibility for benefits (but not benefit accrual) under the Frozen Hourly Plans.
          (c) As of the Paper Contribution Date, Newco shall establish one or more defined benefit pension plans and trusts, which shall be initially comparable to (i) the pension plans listed on Schedule 10.6(a), as they relate to the Hourly Newco Employees covered by the applicable plans, and (ii) the James River II Plan as it relates to the Hourly Newco Employees covered by the James River II Plan (each such plan is referred to as a "Newco Hourly Retirement Plan"). Each Newco Hourly Retirement Plan shall provide for the accrual of benefits after the Paper Contribution Date and shall be qualified under Sections 401 and
501 of the Internal Revenue Code.   Each Newco Hourly Retirement
Plan shall provide that each Hourly Newco Employee covered by the Plan shall be given credit under the Newco Hourly Retirement Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Hourly Newco Employee's service before the Paper Contribution Date with James River, its Affiliates and its predecessor companies, to the same extent that the corresponding James River plan gave credit for such service to the Hourly Newco Employee. Each Newco Hourly Retirement Plan shall provide that a Hourly Newco Employee's benefits under the Plan will be computed by offsetting against such benefits the amount of his vested accrued benefit (if any) under the Frozen Hourly Plan. If benefits are increased after the Paper Contribution Date with respect to an Hourly Newco Employee's service with James River or an Affiliate or predecessor company, the increased benefits and credit for past service shall be provided through the applicable Newco Hourly Retirement Plan and not through a Frozen Hourly Plan. All benefits accrued after the Paper Contribution Date shall be accrued under the Newco Hourly Retirement Plans and not under the Frozen Hourly Plans, and any changes to the benefit formulas or otherwise shall be made to the Newco Hourly Retirement Plans and not to the Frozen Hourly Plans.
          (d) James River shall direct the trustee of the James River II Plan to transfer assets equal to the accrued benefit values (as described below) of the Hourly Newco Employees covered by the James River II Plan to the Frozen JRII Plan as soon as is practicable after the Spinoff Date. The term "accrued benefit values" means the present value of the accrued benefits (regardless of vesting status) of Hourly Newco Employees as of the Paper Contribution Date under the James River II Plan, based on benefits accrued as of the Paper Contribution Date. Accrued benefit values for the James River II Plan shall be calculated on the basis of an interest rate equal to the average interest rate in effect for United States 30-year Treasury bonds for the three calendar month period ending on or immediately before the Spinoff Date, plus 50 basis points, the 1983 Group Annuity Mortality Table with margins and otherwise in accordance with the actuarial assumptions and calculation procedures used in the January 1, 1995 actuarial valuation of the James River II Plan, including, without limitation, the retirement scale, retirement age, turnover and other assumptions used therein, but in any event excluding assumptions not relevant to an accrued benefit calculation (such as, without limitation, salary increases).
          (e) (i) As of the Paper Contribution Date, the assets of each of James River Plan No. 1, Supplement 1 ("Plan 1") and James River Plan No. 4 ("Plan 4") (which are Frozen Hourly Plans) shall be allocated among the participants of each Plan, based on the participants' accrued benefits as of the Paper Contribution Date, in accordance with Section 414(l) of the Internal Revenue Code and Section 4044 of ERISA. The interest rate, actuarial assumptions and calculation procedures described in the last sentence of subsection (d) above (but substituting Plan 1 or Plan 4, as applicable, for the James River II Plan) shall be used to make the allocation. The fair market value of the assets of Plan 1 and Plan 4 shall be determined based on the actual market values of the assets as of the Paper Contribution Date in accordance with reports generated by the trustee of the Plan. After the Plan assets have been allocated as described above, the portion of the Plan assets allocated to Newco Employees shall remain in Plan 1 and Plan 4, as applicable. As soon as practicable after the Plan assets have been allocated, James River shall direct the Plan trustee to transfer the portion of the Plan assets allocated to employees and former employees other than Newco Employees to the trustee of one or more pension plans to be retained by James River.
               (ii) Subject to the following provisions of this subsection and after the allocations described in subsection (i) have been made, James River shall direct the trustee of James River Plan No. 1, Supplement 2 ("Plan 2") to transfer assets equal to the Plan 2 accrued benefit values of Newco Employees to Plan 1 or, if applicable for the particular Newco Employee, Plan
4. The term "accrued benefit values" shall have the meaning set forth in subsection (d) above (but substituting Plan 2 for the James River II Plan). The transfer shall be made as a de minimis spinoff under section 414(l) of the Internal Revenue Code. If James River is not able to make the transfer under this subsection (ii) as a de minimis spinoff, the transfer will not be made. If the failure to make the transfer described in this subsection (ii) results in Plan 2 retaining a liability for a Newco Employee, Newco shall pay to James River and James River shall contribute to Plan 2 an amount equal to Plan 2's underfunding attributable to such Newco Employee. James River shall determine the amount of any such payment using the interest rate and assumptions set forth in subsection (d) (but substituting Plan 2 for the James River II Plan). The underfunding under this subsection (ii) shall be determined by allocating the assets of Plan 2 pro rata, based on the proportion that each participant's accrued benefit as of the Paper Contribution Date bears to the total accrued benefits under the Plan as of the Paper Contribution Date.
               (iii) Newco shall assume all of James River's rights and obligations with respect to Plan 1 and Plan 4 as of the Paper Contribution Date, subject to the transfers described above, and James River shall retain all rights and obligations with respect to Plan 2 and the Retirement Plan for Bargaining Unit Hourly Paid Employees of James River Paper Company, Inc. Epic Plant. After such assumption, Newco shall maintain Plan 1 and Plan 4 as Frozen Transferred Hourly Plans, and Newco shall take all actions necessary to be substituted for James River with respect to those Plans. Plan 1 and Plan 4 shall be considered Frozen Transferred Hourly Plans for purposes of this Agreement.
          (f) James River shall adjust the amount to be transferred from the James River II Plan and the plans described in subsection (e) (each, a "James River Plan"), as calculated pursuant to subsection (d) or (e), by a pro rata share of the applicable James River Plan earnings, gains and losses, appreciation and depreciation for the period between the Spinoff Date and the date on which the assets are actually transferred. Before the Paper Contribution Date, James River will contribute to each Frozen Transferred Hourly Plan in cash an amount equal to James River's "usual contribution" to the Frozen Transferred Hourly Plan for the 1994 plan year. James River will contribute to each Frozen Transferred Hourly Plan a pro rata portion of James River's "usual contribution" to the Frozen Transferred Hourly Plan for the portion of the 1995 plan year up to and including the day prior to the Paper Contribution Date (computed without regard to the transfers contemplated by this Agreement).
          (g) The calculations referred to in subsections (d) and (e) shall be made by James River's actuaries, subject to review by Newco's actuary. The assets of the James River Plans and the Frozen Transferred Hourly Plans shall be transferred in kind or in cash, or a combination thereof, as determined by James River. In determining what types of assets shall be transferred, James River shall apportion the assets of the trust fund for its pension plans in a fair and equitable manner between the plans remaining with James River and the plans or assets being transferred to plans for Newco.
          (h) Any benefits that are payable from the James River Plans after the Spinoff Date and before Plan assets are transferred shall be paid from the James River Plans in the ordinary course. The amount to be transferred under subsection
(d) or (e) shall be reduced by such benefits paid to participants whose benefits are being transferred, and the applicable Plan earnings shall be adjusted appropriately.
          (i) The accrued benefits to be credited under the Frozen Hourly Plans with respect to Hourly Newco Employees shall not be less than the accrued benefits of the Hourly Newco Employees under the James River Plans as of the Paper Contribution Date. Effective on the date of any transfer of assets of each of the James River Plans, (i) Newco and the Frozen Hourly Plans shall assume all liabilities in connection with the transferred assets, and (ii) James River, its Affiliates (other than Newco) and the James River Plans shall have no further liability with respect to the assets and liabilities that are transferred, including, without limitation, obligations with respect to the accrued benefits of Hourly Newco Employees. James River and its Affiliates shall have no liability whatsoever with respect to the Newco Hourly Retirement Plans or (except as provided in subsection (n)) the Frozen Hourly Plans. Newco shall have no liability whatsoever with respect to hourly pension plans retained by James River.
          (j) Newco and James River shall make the appropriate filings required under the Internal Revenue Code or ERISA, in connection with the transfers described in this Section 10.6 as soon as practicable after the Spinoff Date. The parties agree that the transfers described in this Section 10.6 shall be made in accordance with Section 414(l) of the Internal Revenue Code. Newco and James River shall make the appropriate filings required under any applicable laws.
          (k) Newco shall request that the Internal Revenue Service issue favorable determination letters with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of the pension plans to be maintained by Newco pursuant to this Section 10.6 and Section 10.7 below and the related trusts. Newco shall make such changes to its plans as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue favorable determination letters. Newco shall provide James River with a copy of the determination letters received from the Internal Revenue Service with respect to its pension plans as soon as the determination letters are received.
          (l) As soon as practicable after the calculations are completed, James River shall contribute to James River Plan No. 10 ("Plan 10") (which is a Frozen Hourly Plan) an amount equal to any underfunding in Plan 10 as of the Paper Contribution Date that is attributable to any participants in Plan 10 who would not be considered Newco Employees under Section 10.1 but for Section 10.1(a)(v) and any retiree medical liability assumed by Newco with respect to such participants. However, if the contribution exceeds the maximum deductible contribution allowed under the Internal Revenue Code, James River shall pay the excess amount to Newco and Newco shall contribute such amount to Plan 10 (the Frozen Hourly Plan) as soon as possible consistent with the Internal Revenue Service deduction rules. James River shall determine the amount of the payment in a reasonable manner. For purposes of calculating the amount to be paid with respect to the pension underfunding, James River shall use the interest rate and assumptions set forth in subsection (d) above (but substituting Plan 10 for the James River II Plan). The underfunding under this subsection (l) shall be determined by allocating the assets of Plan 10 pro rata, based on the proportion that each participant's accrued benefit as of the Paper Contribution Date bears to the total accrued benefits under the Plan as of the Paper Contribution Date. The participants in Plan 10 (the Berlin mill) who would not be considered Newco Employees but for Section 10.1(a)(v) are those former employees as of the Paper Contribution Date whose last day worked was either at the Berlin No. 10 machine or in a tissue converting operation that has been discontinued by James River.
          (m) As soon as practicable after the calculations are completed, James River shall contribute to Plan 1 (which is a Frozen Hourly Plan) an amount equal to any underfunding in Plan 1 as of the Paper Contribution Date that is attributable to any participants in Plan 1 who retired or terminated employment before the Paper Contribution Date and whose last day worked was for Parchmentizing, and any retiree medical liability assumed by Newco with respect to such participants. After Parchmentizing is sold or closed, as described in the KVP Parchment Agreement attached as Exhibit BB, James River shall contribute to Plan 1 (the Frozen Hourly Plan) an amount equal to any underfunding in Plan 1 as of the date of the sale or closure that is attributable to any participants in Plan 1 whose employment terminates during the period beginning on the Paper Contribution Date and ending on the date on which Parchmentizing is sold or closed and whose last day of work was for Parchmentizing, and any retiree medical liability assumed by Newco with respect to such participants. However, if the contributions described above exceed the maximum deductible contribution allowed under the Internal Revenue Code, James River shall pay the excess amount to Newco and Newco shall contribute such amount to Plan 1 (the Frozen Hourly Plan) as soon as possible consistent with the Internal Revenue Service deduction rules. James River shall determine the amount of the payment in a reasonable manner. For purposes of calculating the amount to be paid with respect to the pension underfunding, James River shall use the interest rate and assumptions set forth in subsection (d) above (but substituting Plan 1 for the James River II Plan). The underfunding under this subsection (m) shall be determined by allocating the assets of Plan 1 pro rata based on the proportion that each participant's accrued benefit as of the Paper Contribution Date bears to the total accrued benefits under the Plan as of the Paper Contribution Date.
          (n) James River has entered into an agreement with the PBGC under which James River will assume sponsorship of a Frozen Hourly Plan or the Frozen Salaried Plan described in Section 10.7 below if the PBGC institutes proceedings to terminate a Frozen Hourly Plan or the Frozen Salaried Plan in an involuntary or distress termination during the time period specified in the agreement. In connection with that agreement, James River and Newco agree to enter into a Pension Funding Agreement in the form set forth in Exhibit U, under which Newco shall agree to maintain the Frozen Hourly Plans and the Frozen Salaried Plan as frozen plans and shall agree to take other actions set forth in the Pension Funding Agreement.
     10.7 Pension Plan for Salaried Newco Employees. (a) As of the Paper Contribution Date, Newco shall establish a defined benefit pension plan and trust covering Salaried Newco Employees, which shall be initially comparable to the James River Corporation of Virginia Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "James River Salaried Retirement Plan"), which shall provide that benefits are frozen as of the Paper Contribution Date, and which shall be qualified under Sections 401 and 501 of the Internal Revenue Code (the "Frozen Salaried Plan"). The Frozen Salaried Plan shall provide that each such Salaried Newco Employee shall be given credit under the Frozen Salaried Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Salaried Newco Employee's service before the Paper Contribution Date with James River, its Affiliates and its predecessor companies, to the same extent that James River's defined benefit plan that covered the Salaried Newco Employee as of the Paper Contribution Date gave credit for such service. Salaried Newco Employees shall not accrue benefits after the Paper Contribution Date under the Frozen Salaried Plan or under any defined benefit plans maintained by James River or its Affiliates (other than Newco). Participants in the Frozen Salaried Plan shall receive credit for their service with Newco and its Affiliates on and after the Paper Contribution Date for purposes of vesting and eligibility for benefits (but not benefit accrual) under the Frozen Salaried Plan. James River and its Affiliates shall have no liability for the Frozen Salaried Plan, except as provided in Section 10.6(n).
          (b) As of the Paper Contribution Date, Newco shall establish a defined benefit pension plan and trust covering Salaried Newco Employees, which shall be initially comparable to the James River Salaried Retirement Plan, which shall provide for the accrual of benefits after the Paper Contribution Date, and which shall be qualified under Sections 401 and 501 of the Internal Revenue Code (such plan is referred to as "Newco's Salaried Retirement Plan"). Newco's Salaried Retirement Plan shall provide that each such Salaried Newco Employee shall be given credit under Newco's Salaried Retirement Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Salaried Newco Employee's service before the Paper Contribution Date with James River, its Affiliates and its predecessor companies, to the same extent that James River's defined benefit plan that covered the Salaried Newco Employee as of the Paper Contribution Date gave credit for such service. If benefits are increased after the Paper Contribution Date with respect to a Salaried Newco Employee's service with James River or an Affiliate or predecessor company, the increased benefits and credit for past service shall be provided through the Newco Salaried Retirement Plan and not through the Frozen Salaried Plan. All benefits accrued after the Paper Contribution Date shall be accrued under the Newco Salaried Retirement Plan and not under the Frozen Salaried Plan, and any changes to the benefit formulas or otherwise shall be made to the Newco Salaried Retirement Plan and not to the Frozen Salaried Plan. The Newco Salaried Retirement Plan shall provide that a Salaried Newco Employee's benefits will be computed by offsetting against such benefits the amount of his vested accrued benefit (if any) under the Frozen Salaried Plan.
          (c) James River shall direct the trustee of the James River Salaried Retirement Plan to transfer assets equal to the accrued benefit values (as described below) of the Salaried Newco Employees covered by the James River Salaried Retirement Plan to the Frozen Salaried Plan as soon as is practicable after the Spinoff Date. The term "accrued benefit values" means the present value of the accrued benefits (regardless of vesting status) of Salaried Newco Employees as of the Paper Contribution Date under the James River Salaried Retirement Plan, based on benefits accrued as of the Paper Contribution Date. Accrued benefit values for the James River Salaried Retirement Plan shall be calculated on the basis of an interest rate equal to the average interest rate in effect for United States 30-year Treasury bonds for three calendar month period ending on or immediately before the Spinoff Date, plus 50 basis points, the 1983 Group Annuity Mortality Table with margins and otherwise in accordance with the actuarial assumptions and calculation procedures used in the January 1, 1995 actuarial valuation of the James River Salaried Retirement Plan, including, without limitation, retirement scale, retirement age, turnover and other assumptions used therein, but in any event excluding assumptions not relevant to an accrued benefit calculation (such as, without limitation, salary increases).
          (d) James River shall adjust the amount to be transferred from the James River Salaried Retirement Plan to the Frozen Salaried Plan, as calculated pursuant to subsection (c), by a pro rata share of the James River Salaried Retirement Plan earnings, gains and losses, appreciation and depreciation for the period between the Spinoff Date and the date on which the assets are actually transferred.
          (e) The calculations referred to in subsection (c) shall be made by James River's actuaries, subject to review by Newco's actuary. The assets shall be transferred in kind or in cash, or a combination thereof, as determined by James River. James River shall apportion the trust assets as described in the last sentence of Section 10.6(g).
          (f) Any benefits that are payable to Salaried Newco Employees from the James River Salaried Retirement Plan after the Spinoff Date, and before Plan assets are transferred, shall be paid from the James River Salaried Retirement Plan in the ordinary course. The amount to be transferred under subsection
(c) shall be reduced by the payments so made, and the Plan earnings shall be adjusted appropriately.
          (g) The accrued benefits to be credited under the Frozen Salaried Plan with respect to Salaried Newco Employees shall not be less than the accrued benefits of the Salaried Newco Employees under the James River Salaried Retirement Plan as of the Paper Contribution Date. Effective on the date of any transfer of assets of the James River Salaried Retirement Plan,
(i) Newco and the Frozen Salaried Plan shall assume all liabilities in connection with the transferred assets, and (ii) James River, its Affiliates (other than Newco) and the James River Salaried Retirement Plan shall have no further liability with respect to the assets and liabilities that are transferred, including, without limitation, obligations with respect to the accrued benefits of Salaried Newco Employees. James River and its Affiliates shall have no liability whatsoever with respect to Newco's Salaried Retirement Plan or (except as provided in
Section 10.6(n)) the Frozen Salaried Plan. Newco shall have no liability whatsoever with respect to the James River Salaried Retirement Plan.
          (h) Newco and James River shall make the appropriate filings required under the Internal Revenue Code or ERISA, in connection with the transfer described in this Section 10.7 as soon as practicable after the Spinoff Date. The parties agree that the transfer described in this Section 10.7 shall be made in accordance with Section 414(l) of the Internal Revenue Code. Newco and James River shall make the appropriate filings required under any applicable laws.
     10.8 ESOP. (a) As of the Paper Contribution Date, Newco Holdings shall establish a defined contribution plan and trust for Newco Employees, which shall be generally comparable to James River's StockPlus Plan (as defined below) and shall be qualified under Sections 401 and 501 of the Internal Revenue Code and which shall be an employee stock ownership plan that provides for salary reduction contributions pursuant to Section 401(k) of the Internal Revenue Code ("Newco Holdings' ESOP"). Newco Holdings' ESOP shall provide that each Newco Employee shall be given credit under Newco Holdings' ESOP, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Newco Employee's service with James River, its Affiliates and its predecessor companies, to the extent that James River's StockPlus Plan (as defined below) gave credit for such service. Newco Employees shall not continue to participate in defined contribution plans maintained by James River or its Affiliates (other than Newco Holdings) after the Paper Contribution Date.
          (b) Assets of the James River Corporation of Virginia StockPlus Investment Plan (the "StockPlus Plan") equal to the account balances of the Newco Employees under the StockPlus Plan shall be transferred to Newco Holdings' ESOP as soon as practicable after the Paper Contribution Date. If practicable, the transfer shall be made as of the last business day of the first full calendar quarter ending after the Paper Contribution Date. The transfer shall be made in cash, interests in mutual funds, James River Common Shares, Newco Holdings Common Shares and an interest in an Executive Life Insurance Company contract, according to the investment of the accounts for the particular Newco Employee as of the date on which the transfer is made. Any outstanding balances of plan loans to Newco Employees shall be transferred with the underlying accounts. The account balances of the Newco Employees shall be valued as of the date on which the transfer is made. The account balances of Newco Employees in the StockPlus Plan shall share in the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested for the period between the Paper Contribution Date and the date on which the transfer is made.
          (c) Any benefits that are payable to Newco Employees from the StockPlus Plan after the Paper Contribution Date and before assets are transferred shall be paid from the StockPlus Plan in the ordinary course. The amount to be transferred to Newco Holdings' ESOP shall be the then balance in the accounts of such Newco Employees as reduced by the amount of such payments.
          (d) The account balances to be credited under Newco Holdings' ESOP for Newco Employees as of the transfer date shall not be less than the account balances of the Newco Employees under the StockPlus Plan as of the date on which the transfer is made. Effective on the date of the transfer of StockPlus Plan assets, (i) Newco Holdings and Newco Holdings' ESOP shall assume all liabilities in connection with the account balances of Newco Employees under the StockPlus Plan, and (ii) James River, its Affiliates (other than Newco) and the StockPlus Plan shall have no further liability with respect to the account balances of Newco Employees. James River and its Affiliates (other than Newco) shall have no liability with respect to Newco Holdings' ESOP. Newco Holdings shall have no liability whatsoever with respect to the James River StockPlus Plan.
          (e) Newco Holdings shall request that the Internal Revenue Service issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of Newco Holdings' ESOP and the related trust. Newco Holdings shall make such changes to Newco Holdings' ESOP as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Newco Holdings shall provide James River with a copy of the determination letter received from the Internal Revenue Service with respect to Newco Holdings' ESOP as soon as the determination letter is received.
     10.9 Stock Option and Deferred Stock Plans. (a) As of the Spinoff Date, Newco Holdings shall establish one or more stock option plans for Salaried Newco Employees (each, a "Newco Option Plan") which initially shall be at least comparable in total to the James River stock option plans listed on Schedule 10.9 (each, a "James River Option Plan").
          (b) Grants outstanding as of the Spinoff Date under the James River Option Plan ("James River Options") and not exercised pursuant to the James River Option Plan will be adjusted after the Spinoff Date to preserve the economic benefit of the James River Options for the James River Employees and the Newco Employees. If the Fair Market Value of a James River Common Share after the Spinoff Record Date is less than the Fair Market Value before the Spinoff Record Date, each James River Employee and Newco Employee will receive an adjustment to the number of James River Common Shares which may be purchased upon exercise of an James River Option currently held equal to the product of (i) the number of shares currently subject to such option multiplied by (ii) a fraction, the numerator of which is the Fair Market Value of a James River Common Share before the Spinoff Record Date and the denominator of which is the Fair Market Value of a James River Common Share after the Spinoff Record Date. Such option will be exercisable at an adjusted exercise price equal to the product of (a) the old option exercise price multiplied by (b) a fraction, the numerator of which is the Fair Market Value of a James River Common Share after the Spinoff Record Date and the denominator of which is the Fair Market Value of a James River Common Share before the Spinoff Record Date. All stock appreciation rights ("SAR"s) outstanding as of the Spinoff Date under James River's Stock Appreciation Rights Plan will be adjusted after the Spinoff Date in a similar manner to preserve the economic value of the SARs for the James River Employees and Newco Employees. The Fair Market Value of James River Common Shares before and after the Spinoff Record Date will be determined by the Compensation Committee of James River's Board of Directors based on the value of such stock before and after the Spinoff Record Date (or such other date as the Compensation Committee deems appropriate).
          (c) James River shall cause all outstanding James River Options held on the Spinoff Date by active Newco Employees (including Newco Employees who would be considered active employees except that they are absent from work on account of sickness or leave of absence) to become fully vested and exercisable as of the Spinoff Date. James River shall give such active Newco Employees a period of three months after the Spinoff Date to exercise their outstanding James River Options and SARs, provided that (i) the exercise period of an Option or SAR may not extend beyond its current term, (ii) any portion of an Option that is exercisable after retirement without regard to the acceleration of vesting described above may be exercised during the period specified in the applicable stock option agreement by a Newco Employee who meets the requirements for retirement from James River as of the Spinoff Date, and (iii) SARs may be exercised during the period specified in the Stock Appreciation Rights Plan by a Newco Employee who meets the requirements for retirement from James River as of the Spinoff Date. James River Options and SARs held by active Newco Employees shall terminate as of the end of the period described in the preceding sentence. Any outstanding James River Options and SARs held by Newco Employees who retired, became permanently disabled or terminated employment before the Spinoff Date shall not be affected by the provisions of this subsection (c).
          (d) All grants to Newco Employees under James River's Deferred Stock Plan (the "James River Deferred Stock Plan") that are not vested as of the Spinoff Date shall terminate as of the Spinoff Date. Immediately following the Spinoff Date, Newco Holdings may make an initial grant of deferred stock or restricted stock, which shall have similar provisions, including initial value and vesting, as the Newco Employees' forfeited shares of James River deferred stock. Newco Holdings may make such additional grants of deferred or restricted Newco Holdings stock to Newco Employees as it deems appropriate. Any Newco Employees who have deferred stock grants under the James River Deferred Stock Plan that are vested as of the Spinoff Date and are payable after the Spinoff Date shall receive payment when due of their deferred stock benefits from James River, and Newco shall reimburse James River for the amount of deferred stock benefits so paid (including the cost of any FICA, FUTA and other payroll taxes on the payments).
     10.10 Worker's Compensation. As of the Paper Contribution Date, Newco shall assume liability for all claims under worker's compensation laws that are payable on or after the Paper Contribution Date with respect to Newco Employees, without regard to when the liabilities arose.
     10.11 Welfare Benefit Plans. (a) As of the Paper Contribution Date, Newco shall establish one or more welfare benefit plans for Salaried Newco Employees which initially shall be comparable to the James River welfare benefit plans for salaried employees, and Newco shall establish such welfare benefit plans for Hourly Newco Employees as may be required by the applicable collective bargaining agreements or, in the case of employees not covered by a collective bargaining agreement, which shall initially be comparable to the James River welfare benefit plans for such employees. A welfare benefit plan is a plan defined in Section 3(1) of ERISA which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical, life insurance or other such benefits. Newco shall be liable for welfare benefit claims that are payable on or after the Paper Contribution Date with respect to Newco Employees and their beneficiaries and dependents, without regard to when the claims arose. As of the Paper Contribution Date, Newco Employees shall begin participating in Newco's welfare benefit plans and shall cease participating in welfare benefit plans maintained by James River or its Affiliates (other than Newco). If either party pays any welfare benefit claims that are a liability of the other party, such other party shall reimburse the paying party for all such payments.
          (b) Newco shall maintain its health benefit plans as a continuation of James River's health benefit plans, so that Newco shall give Newco Employees credit under its health benefit plans for payments made under James River's health benefit plans for purposes of deductibles and maximum out-of-pocket limits.
          (c) As of the Paper Contribution Date, Newco shall establish plans under section 125 and section 129 of the Internal Revenue Code ("Newco's Section 125 Plan") that are substantially similar to James River's benefit plans under section 125 and section 129 of the Internal Revenue Code that cover Newco Employees ("James River's Section 125 Plan"). The Newco Employees who elected to participate in James River's Section 125 Plan for the 1995 calendar year shall be eligible to participate in Newco's Section 125 Plan for that part of the 1995 calendar year remaining after the Paper Contribution Date. Newco shall maintain Newco's Section 125 Plan as a continuation of James River's Section 125 Plan for the 1995 calendar year, so that the aggregate benefits that Newco Employees receive under James River's Section 125 Plan and Newco's Section 125 Plan for 1995 are not less than the benefits that the Newco Employees would have received had they remained employed by James River through 1995. At the end of the 1995 year, the following adjustments shall be made between Newco and James River:
               (i) If the aggregate amount contributed by Newco Employees for 1995 to the Newco Employees' spending accounts under James River's Section 125 Plan exceeds the aggregate claims paid by James River for 1995 with respect to the Newco Employees' spending accounts, James River shall pay Newco an amount in cash equal to such excess to the extent that the aggregate amount contributed by Newco Employees for 1995 to their spending accounts under Newco's Section 125 Plan is less than the aggregate claims paid by Newco for 1995 with respect to the Newco Employees' spending accounts.
              (ii) If the aggregate amount contributed by Newco Employees for 1995 to their spending accounts under James River's
Section 125 Plan is less than the aggregate claims paid by James River for 1995 with respect to the Newco Employees' spending accounts, Newco shall pay James River an amount in cash equal to such deficit, to the extent that the aggregate amount contributed by Newco Employees for 1995 to the Newco Employees' spending accounts under Newco's Section 125 Plan exceeds the aggregate claims paid by Newco for 1995 with respect to the Newco Employees' spending accounts.
             (iii) The foregoing payments shall be made as soon as practicable after all claims have been paid for the 1995 year.
          (d) Without limiting any provision of this Agreement, Newco shall assume responsibility for all retiree medical and retiree life insurance benefits that are payable on or after the Paper Contribution Date with respect to Newco Employees and their beneficiaries and dependents, without regard to when the liabilities arose. James River and its Affiliates shall have no liability with respect to such retiree medical and retiree life insurance benefits.
          (e) For purposes of allowing James River to determine health care continuation requirement obligations under Section 4980B of the Internal Revenue Code and sections 601 through 608 of ERISA, Newco agrees to provide such information as is required by James River with respect to the volume and level of coverage under such plans. Newco shall assume and be liable for all of James River's health care continuation obligations under Section 4980B of the Internal Revenue Code and Section 601 through 608 of ERISA for all Newco Employees, including employees described in
Section 10.1(a)(ii).
     10.12  Profit Sharing and Performance Productivity Plans.
(a) As of the Paper Contribution Date, Newco shall establish a profit sharing plan for Salaried Newco Employees for periods beginning on and after the Paper Contribution Date (the "Newco Profit Sharing Plan"). Salaried Newco Employees shall cease participating in James River's Profit Sharing Plan for Salaried Employees (the "James River Profit Sharing Plan") as of the Paper Contribution Date. Newco shall pay to the Salaried Newco Employees any benefits payable to such Newco Employees under the James River Profit Sharing Plan for the portion of the 1995 year ending on the Paper Contribution Date, and James River shall reimburse Newco for such payments (including the cost of any FICA, FUTA and other payroll taxes on the payments). James River shall determine the amount of benefits payable to Salaried Newco Employees for the 1995 year under the James River Profit Sharing Plan. James River shall consult with Ernest S. Leopold and shall make the determination of the 1995 contribution as James River deems appropriate in its sole discretion. Newco shall be responsible for the payment of all liabilities and obligations for benefits that become due and payable to Salaried Newco Employees under the Newco Profit Sharing Plan with respect to periods commencing on and after the Paper Contribution Date.
          (b) As of the Paper Contribution Date, Newco shall establish a 1995 performance/productivity plan for Salaried Newco Employees for periods beginning on and after the Paper Contribution Date (the "Newco Performance Plan"). Salaried Newco Employees shall cease participating in James River's Performance/Productivity Bonus Plan (the "James River Performance Plan") as of the Paper Contribution Date. Newco shall pay to the Salaried Newco Employees any benefits payable to such Newco Employees under the James River Performance Plan for the portion of the 1995 year ending on the Paper Contribution Date, and James River shall reimburse Newco for such payments (including the cost of any FICA, FUTA and other payroll taxes on the payments).
James River shall determine the amount of benefits payable to Salaried Newco Employees for the 1995 year under the James River Performance Plan. James River shall consult with Ernest S. Leopold and shall make the determination of the 1995 contribution as James River deems appropriate in its sole discretion. Newco shall be responsible for the payment of all liabilities and obligations for benefits that become due and payable to Salaried Newco Employees under the Newco Performance Plan with respect to periods commencing on and after the Paper Contribution Date.
     10.13 Nonqualified Plans. (a) As of the Paper Contribution Date, Newco shall establish one or more plans that provide retirement or deferred compensation benefits on an unfunded basis and are not intended to qualify under Section 401(a) of the Code (each, a "Newco Nonqualified Plan") which initially shall be comparable to the James River nonqualified plans listed on Schedule 10.13 (each, a "James River Nonqualified Plan"). The Newco Nonqualified Plan initially shall provide benefits to each Salaried Newco Employee that are identical to the benefits provided to such Salaried Newco Employee under the James River Nonqualified Plan immediately prior to the Paper Contribution Date.
          (b) James River shall distribute to each Salaried Newco Employee who has an accrued benefit under James River's Supplemental Benefit Plan an amount equal to the Salaried Newco Employee's accrued benefit under the Supplemental Benefit Plan (including a gross up of the distribution for tax effects, as reasonably computed by James River). James River shall calculate Ernest S. Leopold's distribution as if he was three years older than his age as of the Spinoff Date. Newco shall reimburse James River for such distributions (including the cost of any FICA, FUTA and other payroll taxes on the distributions, any out of pocket costs and expenses and the cost of any gross up of the distributions for tax effects), less the amount allocable to the Salaried Newco Employees under James River's Supplemental Benefit Trust. James River shall allocate to Salaried Newco Employees assets of its Supplemental Benefit Trust based on the ratio that the accrued benefits of Salaried Newco Employees under the Supplemental Benefit Plan as of the Paper Contribution Date (excluding the additional three years of age for Ernest S. Leopold) bear to the total accrued benefits of participants in the Supplemental Benefit Plan. The benefits under the Supplemental Benefit Plan shall be paid in the form of an annuity contract, cash or both, as James River shall determine.
          (c) After the Spinoff Date, James River shall distribute to each Salaried Newco Employee who is a participant in James River's Supplemental Deferral Plan an amount equal to the Salaried Newco Employee's account balance under the Supplemental Deferral Plan as of the date of the distribution. Newco shall reimburse James River for such payment (including the cost of any FICA, FUTA and other payroll taxes on the payment and any out of pocket costs and expenses), less the amount of employee contributions made to the Supplemental Deferral Plan by the Salaried Newco Employee. The benefits under the Supplemental Deferral Plan shall be paid in cash.
          (d) Except as provided in Section 10.13(b) and (c), Newco shall assume all of James River's rights and obligations with respect to Newco Employees under each James River Nonqualified Plan as of the Paper Contribution Date, and James River and its Affiliates shall have no liability for benefits to Newco Employees under James River Nonqualified Plans on or after the Paper Contribution Date.
     10.14 Vacation Pay. Newco shall assume liability for all unpaid vacation pay banked or accrued by Newco Employees prior to the Paper Contribution Date. After the Paper Contribution Date, James River shall have no liability for vacation pay for Newco Employees.
     10.15 Administration. James River shall provide Newco with transition services to administer the various Newco plans, as provided in the Transition Services Agreement referred to in
Section 5.1. Newco and James River shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting its employees.
     10.16 Indemnity. Newco Holdings agrees to indemnify and hold James River and its Affiliates (other than Newco) harmless against any Loss arising with respect to the employee benefit liabilities and obligations assumed, and agreements made, by Newco pursuant to this Article X. James River agrees to indemnify and hold Newco Holdings and Newco harmless against any Loss arising with respect to any employee benefit liabilities and obligations retained, and agreements made, by James River pursuant to this Article X.

                           ARTICLE XI
                          CROSS-LICENSE

     11.1 Cross-License. (a) It is the intention of the parties that in certain situations, as provided in this Section 11.1, members of the JR Group shall have the right to use certain Newco Intellectual Property, and Newco shall have the right to use certain filed intellectual property and non-filed intellectual property owned by members of the JR Group, in their respective businesses after the Paper Contribution Date without royalty or other charge. Accordingly, from and after the Paper Contribution Date, the members of the JR Group and the members of the Spin
Group agree as follows:
          (b)  For all purposes of this Section 11.1, the
following terms shall have the following meanings:
               (i)  "Derivative" has the meaning set forth in
Section 11.1(e).
               (ii) "Filed Industrial Property" means letters patent, patent applications, copyright registrations and copyright applications, design registrations, inventor certificates, and all other industrial and intellectual property which is embodied in a form that is filed with any Authority (excluding trade designations such as trade names, service marks, trademarks and related registrations and applications, which shall be governed by Section 11.1(j)).
               (iii)     "Industrial Property" means Filed
Industrial Property and Non-Filed Industrial Property.
               (iv) "James River Covered License" has the meaning set forth in Section 11.1(c)(i).
               (v) "James River Industrial Property" means all Industrial Property owned by James River or any of its Affiliates immediately before the Paper Contribution Date, other than Newco Industrial Property.
               (vi) "James River Industrial Property Licensed to Newco" means James River Industrial Property which is licensed to Newco pursuant to Sections 11.1(c)(i) and 11.1(d).
               (vii) "James River Licensed Marks" has the meaning set forth in Section 11.1(j).
               (viii) "Limited Use Technology" has the meaning set forth in Section 11.1(e).
               (ix) "Newco Covered License" has the meaning set forth in Section 11.1(c)(ii).
               (x)  "Newco Industrial Property" means all
Industrial Property owned by James River or any of its Affiliates immediately before the Paper Contribution Date and transferred to Newco pursuant to this Agreement.
               (xi) "Newco Industrial Property Licensed to James River" means Newco Industrial Property which is licensed to James River pursuant to Sections 11.1(c)(ii) and 11.1(d).
               (xii)     "Newco Industrial Property Not Licensed
to James River" means Newco Industrial Property which is not licensed to James River pursuant to Sections 11.1(c)(ii) and
11.               (xiii)    "Newco Filed Industrial Property" means
that portion of the Newco Industrial Property which is Filed
Industrial Property.
               (xiv)     "Newco Licensed Marks" has the meaning
set forth in Section 11.1(j).
               (xv) "Non-Filed Industrial Property" means unpatented technology, inventions, trade secrets, processes, know-how, designs, copyrights and formulae and all other industrial and intellectual property (excluding trade designations such as trade names, service marks, trademarks and related registrations and applications, which shall be governed by Section 11.1(j)).
               (xvi)     "Permitted Successor" has the meaning
set forth in Section 11.1(i).
          (c) James River and Newco hereby agree to the following terms (the "Cross-License") with respect to the Industrial Property made subject to the Cross-License by paragraph (c) of this Section 11.1:
               (i) Subject to the provisions of Section 11.1, James River hereby grants to Newco a perpetual, non-exclusive, royalty-free license to make, use, sell and exploit, within any field unless a limited field of use is indicated on Schedule 11.1(c), products, processes, apparatuses or works covered by James River Industrial Property which, as of the Paper
Contribution Date, is used in, needed for or related to the Newco Business, provided that if and to the extent that a royalty-free license with respect to any James River Industrial Property would require payment terms to be lowered pursuant to any license of such James River Industrial Property to any third party (any license requiring such adjustment being, a "James River Covered License"), Newco shall pay James River for the license hereunder of such James River Industrial Property a royalty equal to the lowest royalty that would not require any reduction of such payment terms applicable from time to time pursuant to any agreement as in effect on the date hereof. James River represents to Newco that except as set forth on Schedule 11.1(c)(i), neither James River nor any of its Affiliates is a party to a James River Covered License.
               (ii) Subject to the provisions of Section 11.1, Newco hereby grants to James River a perpetual, non-exclusive, royalty-free license to make, use, sell and exploit, within any field unless a limited field of use is indicated on Schedule 11.1(c), products, processes, apparatuses or works covered by Newco Industrial Property which, as of the Paper Contribution
Date, is used in, needed for or related to any business of James River or its Affiliates other than the Newco Business; provided that if and to the extent that a royalty-free license with respect to any Newco Industrial Property would require payment terms to be lowered pursuant to any license of such Newco Industrial Property to any third party (any license requiring such adjustment being, a "Newco Covered License"), James River shall pay to Newco for the license hereunder of such Newco Industrial Property a royalty equal to the lowest royalty that would not require any reduction of such payment terms applicable from time to time pursuant to any agreement as in effect on the date hereof. Newco represents to James River that neither Newco nor any of its Affiliates is a party to a Newco Covered License and agrees that it will not and will cause its Affiliates not to enter into a Newco Covered License without the prior written consent of James River.
          (d)  The Cross-License referred to in clause (i) of
Section 11.1(c) shall extend only to Filed Industrial Property identified on Schedule 11.1(d)(i), and to all Non-Filed
Industrial Property described in clause (i) of Section 11.1(c), including, without limitation, the Non-Filed Industrial Property identified on Schedule 11.1(d)(i). The Cross-License referred to in clause (ii) of Section 11.1(c) shall extend to Filed
Industrial Property and Non-Filed Industrial Property described in clause (ii) of Section 11.1(c) including, without limitation, the Filed and Non-Filed Industrial Property identified on
Schedule 11.1(d)(ii).
          (e) The technology listed on Schedule 11.1(c) and indicated with a (#) shall be referred to as "Limited Use Technology." Newco agrees that it will not use any technology which is a "Derivative" (as hereinafter defined) of an item of Limited Use Technology other than in the manner which Newco is permitted to use such item of Limited Use Technology pursuant to this Agreement and Schedule 11.1(c). For purposes of this Agreement, technology will be deemed a Derivative of an item of Limited Use Technology if (a) it is developed by or for Newco,
(b) one or more former employees of James River or its Affiliates, who, prior to the Paper Contribution Date, had access or were exposed, to the Limited Use Technology, participated in the development thereof, and (c) it is similar in method and purpose to the Limited Use Technology.
          (f) Except to the extent otherwise provided in this Agreement, including Schedule 11.1(d)(i) and 11.1(d)(ii) or the Related Agreements, neither Newco nor James River shall have any right of access to personnel or records of the other party with respect to the Industrial Property licensed to such party pursuant to the Cross-License after the Spinoff Date. Except to the extent otherwise provided in this Agreement, including
Schedule 11.1(c), or the Related Agreements, such access before the Spinoff Date (i) shall be limited to situations where the party seeking access has a reasonable need therefor in order to utilize the Industrial Property licensed to it under the Cross-License, (ii) shall require reasonable notice to the party from whom access is sought, (iii) shall be at the expense of the party seeking access including personnel costs of the disclosing party, and (iv) shall not impose any unreasonable burden on the party from whom such access is sought.
          (g) James River and Newco each agrees, upon the request of the other party, to do, execute, acknowledge, deliver, file or cause to be done, executed, acknowledged, delivered or filed all such further acts or agreements as may be reasonably required to evidence, assure or make the grants set forth in this
Section 11.1.
          (h) The parties agree to hold all Industrial Property of the other in the strictest confidence, to make no use of such Industrial Property except as permitted under this Article XI, and not to publish or disclose to anyone else such Industrial Property, in whole or in part, unless permitted in accordance with Section 11.1(i), without the prior written consent of the other parties hereto. The foregoing shall not prohibit the disclosure of Industrial Property by the receiving party in the ordinary course of business where necessary to enable customers and vendors of the receiving party that are not direct competitors of the licensing party to undertake or pursue special projects and disclosure pursuant to written confidentiality agreements providing for substantially equivalent or greater protection than provided in this Section 11.1(h). The provisions of this Section 11.1(h) shall not apply to any information which
(i) is or becomes generally available to the public other than as a result of disclosure by such party or its employees, representatives or advisors, (ii) is disclosed to the receiving party after the Paper Contribution Date by a third party without knowledge by such receiving party that such disclosure breaches a confidentiality obligation, or (iii) is required to be disclosed pursuant to an order of a court or governmental agency. To protect the secrecy of the Non-Filed Industrial Property licensed under Section 11.1, each party shall limit access to all materials and physical items involving, documenting or embodying any such Non-Filed Industrial Property (including documents, electronic databases, electronic information, storage media, samples and models) to its personnel with a need for such access to perform their duties and shall make all such personnel aware of the obligations of confidentiality under this Agreement.
          (i) The provisions of this Section 11.1 shall inure to the benefit of and be binding upon the parties hereto and Permitted Successors (as defined below). The parties hereto shall not have the right to transfer, assign, sell or sublicense any license granted under this Section 11.1 to a Person other than a Permitted Successor and no rights with respect to the licenses granted under this Section 11.1 shall run in favor of any transferee or sublicensee other than a Permitted Successor.
For purposes of this Article XI, and except as explicitly provided herein, "Permitted Successors" shall include the following: (i) the respective successors of the parties hereto by merger, consolidation or transfer (by sale or lease) of all or substantially all of their assets (ii) in the case of any intellectual property that is reasonably necessary to the economic utilization of a plant or a material component of a plant, a transferee (by sale or lease) of such plant or component or (iii) any Subsidiary of any party hereto; provided, however, that (A) any transfer, assignment, sale or sublicense to a Subsidiary of any party hereto shall require automatic reconveyance or re-assignment to the transferor if such transferee or assignee fails to remain a Subsidiary of such party and (B) rights with respect to the licenses granted under this
Section 11.1 shall cease to run in favor of any Subsidiary of any party hereto who ceases to remain a Subsidiary of such party after obtaining the benefit of such rights, unless, in the case of either subclause (A) or subclause (B), the Subsidiary qualifies as a Permitted Successor under clause (i) or clause
(ii) of this sentence. Notwithstanding the foregoing prohibitions, Newco shall have no right to license, transfer, assign or sell any of the Newco Industrial Property Licensed to James River other than to a Permitted Successor, and Newco may make available to a joint venture the James River Industrial Property Licensed to Newco and the Newco Industrial Property Licensed to James River only if and so long as (A) such joint venture is a Subsidiary of Newco or (B) Newco is an active participant in the management of such joint venture. The foregoing provisions of this Section 11.1(i) shall not restrict Newco or its transferees' or sublicensees' rights to sell, transfer, assign, license or sublicense any of the Newco
Industrial Property not licensed to James River and shall not restrict James River or its transferees' or sublicensees' rights to sell, transfer, assign, license or sublicense any of the James River Industrial Property.
          (j) From and after the Paper Contribution Date, James River and Newco agree to the following terms with respect to the trademarks and service marks made subject to this Section 11.1(j) by clauses (i) and (ii) herein:
               (i)  James River hereby grants to Newco a
perpetual, royalty-free, non-exclusive (except as otherwise indicated on Schedule 11.1(j)(i)) license to use the marks (the "James River Licensed Marks") set forth on Schedule 11.1(j)(i) in the respective territory and upon and in connection with the sale or marketing and advertising for sale or marketing of the respective products or services described on Schedule 11.1(j)(i).
               (ii) Newco hereby grants to James River a perpetual, royalty-free, non-exclusive (except as otherwise indicated on Schedule 11.1(j)(ii)) license to use the marks (the "Newco Licensed Marks") set forth on Schedule 11.1(j)(ii) in the respective territory and upon and in connection with the sale or marketing and advertising for sale or marketing of the respective products or services described on Schedule 11.1(j)(ii).
               (iii) The licensor hereunder shall have the right to control the quality of all of the products or services with which the licensee uses each mark and Newco and James River, as licensees hereunder, agree that the standard of quality for such products or services shall equal or exceed the standard of quality for such products or services at the Paper Contribution Date.
               (iv) The licensor hereunder shall have the right to make such inspections of the processes and materials of manufacture used by the licensee hereunder and the products and services marketed by the licensee hereunder as the licensor may determine to be reasonably necessary to assure the consistent, high quality of the products and services provided by the licensee hereunder, and the licensee will permit licensor's representatives at reasonable hours and upon reasonable notice to enter the licensee's premises where such products are being manufactured to inspect the same and obtain samples.
               (v) The licensee hereunder agrees that nothing herein shall give to it any right, title, or interest in the marks subject to this license (except the right to use in accordance with the terms and conditions of this license), and that any and all goodwill resulting from and relating to the use by the licensee of the marks shall inure to the benefit of the licensor.
               (vi) The licenses granted herein shall be for the respective terms set out in Schedules 11.1(j)(i) and 11.1(j)(ii), unless the licensor shall reasonably conclude that the licensee has failed to meet the standards of quality established for the manufacture of the respective products or for the marketing of the respective services, in which case the licensor shall give the licensee written notice of such failure and 30 days within which to cure such failure. If such failure is not timely cured, the licensor may terminate the licenses with respect to the affected mark in the affected territory upon written notice to the licensee.
               (vii) The licenses granted herein may not be assigned, transferred, or sublicensed by the licensee in any manner whatsoever except in accordance with Section 11.1(i).

                           ARTICLE XII
      CONDITIONS TO OBLIGATIONS OF NEWCO HOLDINGS AND NEWCO

     The obligations of Newco Holdings and Newco to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or on the Spinoff Record Date:
     12.1 Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of James River and James River Paper contained in
Article VI of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the day immediately after the Paper Contribution Date.
     12.2 Performance of this Agreement. James River and James River Paper shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it.
     12.3 Proceedings. All corporate and other proceedings to be taken by James River and James River Paper in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Newco Holdings and Newco and such entities shall have received all such counterpart originals or certified or other copies of such documents as either such entity may reasonably request.
     12.4 Consents and Approvals. All consents, authorizations, orders or approvals of any Authority and of individuals or business entities (including the approval of its lenders, if required) which James River and James River Paper is required to obtain in order for James River Paper to be able to transfer the Newco Assets to Newco and for Newco to conduct the Newco Business as it is presently conducted shall have been obtained by James River, James River Paper, Newco Holdings or Newco and all waiting periods specified by law with respect thereto shall have passed.
     12.5 Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Authority which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.
     12.6 Legislation. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
     12.7 Opinion of Counsel for James River. Newco Holdings and Newco shall have received an opinion from McGuire, Woods, Battle & Boothe, L.L.P., counsel for James River, in substantially the form attached hereto as Exhibit FF.
     12.8 Consummation of Article III Transactions.  Each of the
Article III Transactions shall have been consummated.
     12.9 Financing.  Newco shall have obtained the Debt
Proceeds.
     12.10 Receipt of a Solvency Opinion By Newco Holdings Board of Directors. Newco Holdings' Board of Directors shall have received an opinion from Houlihan, Lokey, Howard & Zukin, Inc. confirming the solvency of Newco and Newco Holdings immediately after giving effect to the transactions contemplated hereby.

                          ARTICLE XIII
 CONDITIONS TO OBLIGATIONS OF JAMES RIVER AND JAMES RIVER PAPER

     The obligations of James River and James River Paper to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or on the Spinoff Record Date:
     13.1 Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Newco Holdings and Newco contained in Article VII of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the day immediately after the Paper Contribution Date.
     13.2 Performance of this Agreement. Each of Newco Holdings and Newco shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it.
     13.3 Proceedings. All corporate and other proceedings to be taken by either Newco Holdings or Newco in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to James River and James River Paper, and James River and James River Paper shall have received all such counterpart originals or other copies of such documents as James River and James River Paper may reasonably request.
     13.4 Consents and Approvals. All consents, authorizations, orders or approvals of any Authority and of individuals or business entities (including the approval of any lenders, if required) which either Newco Holdings or Newco is required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by James River, James River Paper, Newco Holdings or Newco and all waiting periods specified by law with respect thereto shall have passed.
     13.5 Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby or which would limit or affect James River's right to transfer the Newco Assets to Newco, Newco's ability to issue the Newco High Yield Debt or the ability of Newco or Newco Holdings to issue stock as required for the reorganizations and the recapitalizations contemplated hereunder and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Authority which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.
     13.6 Legislation. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
     13.7 Financing.  Newco shall have obtained the Debt
Proceeds.
     13.8 Consummation of Article III Transactions.  Each of the
Article III Transactions shall have been consummated.
     13.9 Receipt of a Solvency Opinion By Newco Holdings Board of Directors. James River's Board of Directors shall have received an opinion from Houlihan, Lokey, Howard & Zukin, Inc. confirming the solvency of Newco and Newco Holdings immediately after giving effect to the transactions contemplated hereby.

                           ARTICLE XIV
          DELIVERIES, ETC., IN CONNECTION WITH SPINOFF

     14.1 Effectiveness of Spinoff. The consummation of the Spinoff shall be deemed to have occurred, as long as the conditions specified in Article XII and Article XIII have been satisfied or waived, upon the distribution of the dividend as contemplated in Section 4.1 and the actions taken in connection therewith shall be effective as of the Spinoff Date. The deliveries required to be made under this Article XIV shall occur at the offices of McGuire, Woods, Battle & Boothe, L.L.P. in Richmond, Virginia or at such other place as the parties shall agree.
     14.2 Deliveries by James River. At or before the Spinoff Record Date, James River shall deliver to Newco Holdings and Newco, as applicable, the following:
          (a) copies of duly executed quitclaim deeds in recordable form which convey to Newco title to the Real Property, subject to Permitted Exceptions;
          (b) copies of such document or documents (suitable for filing, registration or recording, if applicable) as are necessary to transfer to Newco the Newco Assets other than the Real Property;
          (c) evidence that all of the proceedings contemplated by Section 12.3 have been completed;
          (d)  copies of any consents obtained as contemplated by
Section 12.4;
          (e) certificates from the State Corporation Commission of Virginia evidencing the good standing of James River and James River Paper in the Commonwealth of Virginia as of a recent date;
          (f) the certificates representing all of the issued and outstanding shares of common stock of JR N.H. Electric and Berlin Mills Railway included in the Newco Assets and the U.K. Stock, duly registered in the name of Newco or duly endorsed or with stock powers attached thereto duly signed for transfer, with customary guarantees of signature;
          (g)  the opinion of counsel required by Section 12.7;
and
          (h) such additional documents as Newco Holdings and Newco may reasonably request.
     14.3 Deliveries by Newco Holdings and Newco. At or before the Spinoff Record Date, Newco Holdings and Newco shall deliver to James River and James River Paper, as applicable, the following:
          (a) evidence that all of the proceedings contemplated by Section 13.3 have been completed;
          (b)  copies of any consents obtained as contemplated by
Section 13.4;
          (c) certificates from the State Corporation Commission of the Commonwealth of Virginia as to the good standing of Newco Holdings and Newco in the Commonwealth of Virginia as of the most recent date obtainable; and
          (d) such additional documents as James River and James River Paper may reasonably request.
     14.4 Deliveries of Related Agreements. At or before the Spinoff Date, each of the parties to each Related Agreement shall deliver an executed copy of such Agreement to the other parties thereto.

                           ARTICLE XV
                         INDEMNIFICATION

     15.1 Survival; Remedy for Breach. (a) The representations and warranties of the respective parties contained in Section 6.1 through and including Section 6.8, Section 6.12, Section 6.20 and
Article VII shall survive until the date that is 90 days after the first audit conducted with respect to the Newco Business after the Spinoff Record Date (the "Survival Date"), at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 15.2 or Section 15.3 shall survive the Survival Date if notice, given in good faith, of the specific inaccuracy or breach giving rise to a claim for indemnification and the representation or warranty to which it relates, shall have been given before the Survival Date to the party from which indemnification is sought before the Survival Date. All representations and warranties that are not explicitly specified in the first sentence of this Section 15.1(a) shall not survive after the Paper Contribution Date. All covenants of each party made hereunder shall survive the consummation of the transactions contemplated hereby and shall not lapse except in accordance with their respective terms.
          (b) No investigation by either of the parties, whether made before or after the date hereof, shall affect the survival of any representation and warranty specified in the first sentence of Section 15.1(a).
     15.2 Indemnification by James River. (a) Subject to the limitations contained in this Article XV, James River shall indemnify and hold Newco Holdings and Newco harmless against all Losses arising out of:
               (i) any breach of a representation or warranty made by James River in Section 6.1 through and including Section 6.8, Section 6.12 and Section 6.20 of this Agreement, to the extent attributable to facts, events, actions or omissions of any member of the JR Group occurring on or before the Spinoff Date whether accrued, absolute, contingent or otherwise;
               (ii) the breach of any agreement of James River or James River Paper contained in this Agreement (but not the Related Agreements, each of which shall stand on its own); or
               (iii) any liability or obligation of James River or James River Paper specifically retained by any member of the JR Group pursuant to this Agreement.
          Notwithstanding the foregoing, James River shall not be required to indemnify either Newco Holdings or Newco for liabilities arising from changes in law after the Spinoff Record Date.
          (b) Notwithstanding the foregoing, in the case of Losses incurred as a result of the breach of a representation or warranty as described in Section 15.2(a)(i), James River shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $7,500,000 and thereafter its liability for such Losses shall be limited to the amount thereof in excess of $7,500,000.
     15.3 Indemnification by Newco Holdings. (a) Subject to the limitations contained in this Article XV, Newco Holdings shall indemnify and hold James River and James River Paper harmless against all Losses arising out of:
               (i) any breach of a representation or warranty made by Newco Holdings or Newco in Article VII, to the extent attributable to facts, events, actions or omissions of either Newco Holdings or Newco occurring on or before the Spinoff Date, whether accrued, absolute, contingent or otherwise;
               (ii) the breach of any agreement of Newco Holdings or Newco contained in this Agreement (but not the Related Agreements, each of which shall stand on its own);
               (iii) any Assumed Liability or the failure by Newco Holdings or Newco to discharge any Assumed Liability.
          (b) Notwithstanding the foregoing, in the case of Losses incurred as a result of the breach of a representation or warranty as described in Section 15.3(a)(i), Newco Holdings shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $7,500,000, and thereafter its liability for such Losses shall be limited to the amount thereof in excess of $7,500,000.
     15.4 Definition of Loss.  For purposes of this Article XV,
Section 10.16 and Section 17.5, "Loss" and "Losses" shall mean direct damages and expenses incurred by a party entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with any action, suit or proceeding ("Legal Action") instituted against such party determined, net of the:
          (a) tax savings realized by such party in respect of such matter;
          (b) insurance proceeds to which such party is entitled in respect of such matter;
          (c) indemnity payments to which such party is entitled from parties other than the indemnifying party hereunder in respect of such matter; and
          (d) any other economic benefit realized by such party in respect of such matter.
          Notwithstanding any provision of this Article XV, consequential damages or any damages to the extent attributable to a failure to mitigate damages shall not constitute Losses.
     15.5 Third Party Claims. (a) Each of the parties must follow the procedures set forth in the following paragraphs of this Section 15.5 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Authority for penalties, fines and assessments.
          (b) The party seeking indemnification shall give prompt written notice to the party from which indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known.
          (c) In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.
          (d) Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.
          (e) The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees, business or methods of doing business.
     15.6 Subrogation Rights; No Duplication. (a) Any entity required to make a payment under this Article XV shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.
          (b) Notwithstanding anything in this Article XV to the contrary, the obligations of each indemnitor and its Affiliates pursuant to this Article XV shall be without duplication as between entities to which such indemnitor and its Affiliates are required to make payments.
     15.7 Priority of Payment. (a) If, and to the extent that, Newco Holdings would, in the absence of this Section, be entitled to indemnification under this Article by reason of any damage or loss in respect of its investment in Newco which arises from any Loss in respect of which Newco is entitled to indemnification pursuant to this Article, then James River shall be obligated to indemnify and hold Newco harmless as set forth in this Article.
          (b) Upon James River's indemnification and holding harmless of Newco, Newco Holdings shall have no further right to indemnification therefor, and James River's obligation to indemnify Newco Holdings and Newco in respect thereof shall be fully discharged.

                           ARTICLE XVI
                TERMINATION, AMENDMENT AND WAIVER

     16.1 Termination. (a) This Agreement may be terminated at any time before the Spinoff Record Date by James River, in its sole and absolute discretion.
          (b) Except as otherwise specified in clause (a) of this Section 16.1, this Agreement may be terminated at any time before the Spinoff Record Date:
               (i) by mutual written consent of the parties hereto;
               (ii) by any party hereto, if a determination is made in good faith by the Board of Directors of one of such parties prior to September 15, 1995 that a condition to the consummation of the Spinoff, the benefit of which such party is entitled to, shall not be fulfilled; or
               (iii) by either James River or James River Paper on the one hand, or either Newco Holdings or Newco on the other, if there has been a material breach on the part of the other of a representation, warranty or agreement contained herein, or in any writing delivered pursuant to the provisions of this Agreement which remains uncured; provided, however, that no breach of representation or warranty shall form the basis of a right to terminate this Agreement if the party to whom such representation or warranty was made or its officers, directors or representatives had notice of the existence of such breach on or before the date of this Agreement.
     16.2 Effect of Termination. If this Agreement is terminated pursuant to Section 16.1, this Agreement shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section 8.7. Without limiting the liability under the foregoing, any such termination shall terminate any claim a party may have for damages caused by reason of a material misrepresentation (including an omission) or a breach of a representation or warranty made by another party hereto in this Agreement.
     16.3 Amendment. This Agreement and the exhibits and schedules hereto may be amended at any time before the Spinoff; provided, that any such amendment is approved in writing by each of the parties hereto. All representations and warranties which are true and correct as modified and approved shall be deemed true and correct for the purposes of Section 12.1 and Section 13.1.
     16.4 Extension; Waiver. At any time before the Spinoff, any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive any misrepresentation (including an omission) or breach of a representation or warranty of another party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (iii) waive compliance of another party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party or parties giving the extension or waiver.

                          ARTICLE XVII
                        UNWIND PROVISIONS

     17.1 Events Triggering Unwind.  (a) The provisions of
Article II shall be subject to the provisions of Section 17.1(b).
          (b) The parties shall become obligated to unwind the transactions contemplated hereby in accordance with this Article XVII if all of the following events occur:
               (i)  Newco obtains the Debt Proceeds;
               (ii) the Spinoff Record Date occurs and James River is required to complete the distribution of Newco Holdings Common Shares to the holders of James River Common Shares for any reason, including because the declaration of the dividend pursuant to Section 3.7 has not been revoked; and
               (iii) either of the following shall occur: (A) Newco exercises its right to redeem the Newco High Yield Debt in accordance with Section 1102(c) of the Indenture (the "Call"); or
(B) the "Maturity Date" (as defined in the Credit Agreement) becomes or remains the "Early Termination Date" (as defined in the Credit Agreement) as a result of the operation of the definition of the "Maturity Date" in the Credit Agreement.
     17.2 Rights and Obligations with respect to the Call. If James River notifies Newco that the Call shall be exercised, Newco shall forthwith exercise the Call, and James River shall provide Newco with all funds that are required in connection with such exercise. Newco hereby grants to James River an irrevocable power of attorney which shall be coupled with an interest, to take, on Newco's behalf, all action necessary to exercise the Call.
     17.3 Unwind of Transactions Contemplated Hereby. As soon as practicable after the date on which the last of the events described in Section 17.1(b) shall have occurred (the "Triggering Date") and provided that the Call shall have been exercised by or on behalf of Newco and the conditions of clause (a) of paragraph 1301 of the Indenture shall have been satisfied, the parties hereto shall unwind any transaction contemplated hereby that has been consummated before the Triggering Date with the result that each party hereto is returned to its status existing immediately before the commencement of the transactions contemplated hereby, including taking the following actions:
          (a) Newco shall deliver to James River, James River Paper, JRIH or JRTC, as the case may be, such deeds, bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment as shall be reasonably necessary to convey or reconvey (i) the Paper Assets and any other assets held by Newco or Newco Holdings as of the Triggering Date to James River Paper or its designee, (ii) the Timber Assets to JRTC and (iii) the U.K. Stock to JRIH; provided, however, that all such documents shall be without recourse and without representation or warranty. Newco shall take all such steps as may be reasonably required to put (i) James River Paper in possession and operating control of the Paper Assets and any other assets held by Newco or Newco Holdings as of the Triggering Date, (ii) JRTC in possession and operating control of the Timber Assets and (iii) JR U.K. Holdings in possession of the U.K. Stock.
          (b)  James River shall deliver to Newco such
assignments and other instruments of transfer, conveyance and assumption as shall be reasonably necessary to transfer each Assumed Liability and any other liabilities held by Newco or Newco Holdings as of the Triggering Date to James River Paper and JRTC.
          (c) The parties hereto will take all action and execute all documents necessary to terminate, or to cause the termination of, this Agreement and each Related Agreement. Termination of this Agreement in accordance with this Section 17.3(c) shall cause this Agreement to become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to comply with the confidentiality provisions of Section 8.7 and the provisions of this Article XVII.
          (d) James River shall cause the holders of the Timber Note and the Stock Note to deliver the same to Newco Holdings for cancellation.
          (e) James River shall have no obligation to complete the Spinoff until the completion of the actions and deliveries set forth in the preceding provisions of this Section 17.3.
     17.4 Unwind Further Assurances. (a) Subject to the provisions of Section 17.3(a), each of Newco and Newco Holdings shall, at the request of James River or James River Paper, at or after the Triggering Date, without further consideration, do, execute, acknowledge or deliver, or shall cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring the Paper Assets and any other assets held by Newco or Newco Holdings as of the Triggering Date to James River Paper, the Timber Assets to JR Timber, and the U.K. Stock to JRIH, or for aiding and assisting in the collection of or reducing to possession (i) by James River or its designee the Paper Assets or any other assets held by Newco or Newco Holdings as of the Triggering, (ii) by JRTC, the Timber Assets and (iii) by JR U.K. Holdings, the U.K. Stock.
          (b) James River shall, at the request of Newco Holdings or Newco, at or after the Triggering Date, without further consideration, do, execute, acknowledge or deliver, or shall cause to be done, executed, acknowledged or delivered, all such further acts, deeds, or assurances as may be reasonably required for the better effecting and evidencing of the assumption by James River Paper or JRTC or another member of the JR Group of the Assumed Liabilities and any other liabilities held by Newco or Newco Holdings as of the Triggering Date.
     17.5 Indemnification.  If the events described in Section
17.1 occur, James River shall indemnify and hold Newco and Newco Holdings and each of its Representatives harmless against all Losses arising out of:
          (a) the exercise of the rights described in Section 17.1(b)(iii) by Newco, any holder of the Newco High Yield Debt or the lenders of the Senior Bank Debt;
          (b) any actions taken by the parties to effect the transactions contemplated hereby, including the unwind described in this Article XVII; and
          (c) the Assumed Liabilities and any other liabilities transferred to James River in accordance with Section 17.3(b).

                          ARTICLE XVIII
                       GENERAL PROVISIONS

     18.1 Notices. All notices and other communications required or permitted hereunder shall be in writing (including telex, telefax or similar writing) and shall be given, (a) if to James
River or James River Paper, to:

               James River Corporation of Virginia
               Tredegar Street
               Richmond, Virginia 23217
               Attention:  Stephen E. Hare
               Telefax:  (804) 649-4317

               with copies to:

               James River Corporation of Virginia
               Tredegar Street
               Richmond, Virginia 23217
               Attention:  Clifford A. Cutchins, IV, Esquire
               Telefax:  (804) 649-4317

               and:

               McGuire, Woods, Battle & Boothe, L.L.P.
               One James Center
               Richmond, Virginia 23219
               Attention:  Marshall H. Earl, Jr., Esquire
               Telefax:  (804) 775-1061

(b) if to Newco or Newco Holdings, to:

               Ernest S. Leopold
               Executive Vice President
               James River Corporation of Virginia
               300 Lakeside Drive
               Oakland, California  94612
               Telefax:  (510) 874-3939

and (b) if to Newco Holdings or Newco, to such address as may be identified in a written notice to James River, which notice shall specifically refer to this Section 18.1; or (c) in either case, to such other person or to such other address or telex number as the party to whom notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this
Section 18.1.
     18.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, terms (including defined terms) used in the plural include the singular, and vice versa.
     18.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18.4 Miscellaneous. This Agreement together with the Related Agreements (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any person, association or entity, other than the parties hereto, any rights or remedies with respect to the subject matter or any provision hereof; (iii) shall not be assigned by operation of law or otherwise; and (iv) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to conflicts of laws.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                              JAMES RIVER CORPORATION OF VIRGINIA

                              By:/s/ Stephen E. Hare
                              Title:  Senior Vice President


                              JAMES RIVER PAPER COMPANY, INC.

                              By:/s/ Stephen E. Hare

                              Title: Senior Vice President



                              CROWN VANTAGE INC.

                              By:/s/ Ernest S. Leopold

                              Title: Chairman & CEO


                              CROWN PAPER CO.

                              By:/s/ Ernest S. Leopold

                              Title: Chairman & CEO

Note: Exhibits and Schedules omitted. The registrant hereby undertakes to furnish to the Commission, upon request, copies of any such documents.